UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

ADVANTAGE SOLUTIONS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Advantage Solutions Inc.

15310 Barranca Parkway, Suite 100

Irvine, CA 92618

Dear Stockholder:

You are invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Advantage Solutions Inc. (“Advantage”, the “Company”, “we” or “our”), which will be held on May 25, 2022 at 10:00 a.m., Pacific Time as a virtual meeting. The Annual Meeting will be held in a virtual meeting format only. You will be able to attend the meeting, vote and submit your questions via the Internet by visiting www.proxydocs.com/ADV and entering the control number included on your proxy card. You will not be able to attend the virtual Annual Meeting physically in person.

Attached to this letter are a Notice of Annual Meeting of Stockholders and proxy statement, which describe the business to be conducted at the Annual Meeting.

YOUR VOTE IS IMPORTANT TO US. Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting, we urge you to promptly submit your vote via the Internet, telephone or mail.

On behalf of the board of directors and management, I would like to express our appreciation for your continued support.

Very truly yours,

Jill Griffin

Chief Executive Officer

April 18, 2022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF ADVANTAGE SOLUTIONS INC.

Date and Time:	May 25, 2022 10:00 a.m., Pacific Time.

Place:	The Annual Meeting will be held as a virtual meeting via live webcast on the Internet. Because the meeting is completely virtual and being conducted via the Internet, stockholders will not be able to attend the meeting in person. You will be able to attend the Annual Meeting, vote and submit your questions on the day of the meeting via the Internet by visiting www.proxydocs.com/ADV and entering the control number included on your proxy card.

Items of Business:

•  To elect four Class II directors from the nominees described in the proxy statement;

•  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

•  To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers (“Say-on-Pay”); and

•  To transact other business that may properly come before the Annual Meeting, or any adjournments or postponements thereof.

Record Date:	The board of directors set April 1, 2022 as the record date for the Annual Meeting (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.

Voting:	YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible. You can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are printed on your proxy card and included in the accompanying proxy statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: Our annual report on Form 10-K for the year ended December 31, 2021 and the 2022 Proxy Statement are available free of charge at: www.proxydocs.com/ADV.

By order of the board of directors,

Bryce Robinson

General Counsel and Secretary

April 18, 2022

i

ii

GENERAL INFORMATION

THE ANNUAL MEETING

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Advantage Solutions Inc. (“Advantage,” the “Company,” “we,” “us” and “our”) will take place on May 25, 2022 at 10:00 a.m. Pacific Time.

This year’s annual meeting will be a completely virtual meeting of stockholders through an audio webcast live over the Internet. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. Please go to www.proxydocs.com/ADV for instructions on how to attend and participate in the Annual Meeting. Any stockholder may attend and listen live to the webcast of the Annual Meeting over the Internet at such website. Stockholders as of the Record Date may vote and submit questions while attending the Annual Meeting via the Internet by following the instructions listed on your proxy card. The webcast starts at 10:00 a.m., Pacific Time, on May 25, 2022. We encourage you to access the meeting prior to the start time.

You may vote by telephone, over the Internet or by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

VOTING RIGHTS

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record,” with respect to those shares. The proxy materials will be sent to you by mail directly by us. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote on the Internet or by phone or mail as instructed in the proxy card to ensure your vote is counted.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent on how to vote the shares in your account. Your brokerage firm, bank, or other agent will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares. As a beneficial owner of shares, you are also invited to attend the Annual Meeting virtually. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.

Only holders of the Company’s Class A common stock (“Class A common stock”), as recorded in our stock register at the close of business on April 1, 2022, may vote at the annual meeting. On April 1, 2022, there were 318,758,076 shares of Class A common stock issued and outstanding. As of the date of this Proxy Statement, the Company has not issued any shares of its preferred stock. Each share of Class A common stock is entitled to one vote per share on any matter submitted to a vote of our stockholders.

ITEMS OF BUSINESS

There are three matters scheduled for a vote:

•	Proposal 1: To elect four Class II directors from the nominees described in this proxy statement;

•	Proposal 2: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ending December 31, 2022; and

•	Proposal 3: To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers (“Say-on-Pay”).

Aside from the election of directors, the ratification of the selection of our independent registered public accounting firm and the advisory vote on the compensation of the Company’s named executive officers, the Company’s board of directors (“board of directors” or the “Board”) knows of no matters to be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, shares represented by all proxies received by the Board will be voted with respect thereto in accordance with the judgment of the persons appointed as proxies.

VOTING RECOMMENDATION OF THE BOARD

The Board recommends that you vote your shares:

•	“For” the election of the four nominees described in the proxy statement as Class II directors;

•	“For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ending December 31, 2022; and

•	“For” the approval, on an advisory (non-binding) basis, of the compensation of the Company’s named executive officers.

HOW TO VOTE

You may vote “For” or “Withhold” with respect to each nominee to the Board. For Proposals 2 and 3, you may vote “For”, “Against” or abstain from voting. The procedures for voting are outlined below.

If you are a stockholder of record as of the Record Date, you may vote during the Annual Meeting by (i) attending the Annual Meeting virtually and following the instructions posted at www.proxydocs.com/ADV, (ii) or by proxy (x) over the Internet at www.proxypush.com/ADV, (y) by phone by calling 1-844-325-1107 or (z) by signing and returning the proxy card in the enclosed envelope. Whichever method you use, giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. If you submit a proxy but do not specify how to vote, the Company representative named in the proxy will vote your shares in favor of the director nominees identified in this proxy statement and for Proposals 2 and 3.

Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting virtually and vote during the Annual Meeting if you have already voted by proxy.

If you are a beneficial owner and hold shares through another party, such as a bank or brokerage firm, you may receive material from them asking how you want to vote. Simply follow the instructions to ensure that your vote is counted. To vote in person at the Annual Meeting you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank, or other agent included with the notice, or contact your broker, bank, or other agent.

You may receive more than one set of proxy materials depending on how you hold your shares. Please vote all of your shares. To ensure that all of your shares are voted, for each set of proxy materials, please submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed envelope.

REVOKING A PROXY

A stockholder of record may revoke any proxy which is not irrevocable by submitting a new proxy bearing a later date, by voting by telephone or over the Internet, or by delivering to the Corporate Secretary of the Company a revocation of the proxy in writing so that it is received by the Company prior to the Annual Meeting at 15310 Barranca Parkway, Suite 100, Irvine, California 92618. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

If you are a beneficial owner, you may revoke your proxy by submitting new instructions to your broker, bank, or other agent, or if you have received a proxy from your broker, bank, or other agent giving you the right to vote your shares at the Annual Meeting, by attending the meeting virtually and voting during the meeting.

SOLICITATION

These proxy materials are being provided in connection with the solicitation of proxies by the Company and are first being sent to stockholders on or about April 22, 2022. In addition to this mailing, the Company’s employees may solicit proxies personally, electronically or by telephone. The Company pays the costs of soliciting proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

VOTES REQUIRED

The vote required for Proposal 1 for the election of directors by stockholders shall be the plurality of the votes cast with respect to a director nominee. This means that the director nominees receiving the highest number of affirmative ‘for’ votes will be elected. As a result, any shares not voted ‘for’ a particular nominee, whether as a result of a ‘withhold’ vote or a “broker non-vote” (as defined below), will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

Approval of Proposals 2 and 3 requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present at the virtual Annual Meeting or represented by proxy and entitled to vote on the subject matter. For Proposals 2 and 3, an abstention will have the same effect as a vote against the proposal because an abstention represents a share considered present and entitled to vote. Proposal 3 is advisory only and will not be binding on the Company or the Board.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions for Proposal 2 to ratify selection of the Company’s independent registered public accounting firm, the broker may vote your shares at its discretion. For the remaining proposals, including the election of directors, the broker cannot vote your shares at all. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they will have no effect on the voting for Proposals 1 and 3 because they do not represent shares present and entitled to vote.

As of April 1, 2022, Karman Topco L.P. (“Topco”) beneficially owned and had the right to vote 208,750,000 of the outstanding shares of our Class A common stock (representing 65.5% of the voting power) and have advised us that they intend to vote all such shares in favor of the director nominees listed herein, for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year ending December 31, 2022 and for the approval of the compensation of our named executive officers. As a result, we are assured a quorum at the Annual Meeting, the election of each of the director nominees, and the passage of Proposals 2 and 3.

QUORUM

In order to carry on the business of the meeting, we must have a quorum. This means that the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting must be represented at the Annual Meeting, either by proxy or present at the internet meeting.

Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present at the virtual Annual Meeting or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.

BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS

On September 7, 2020, Advantage Solutions Inc., now known as ASI Intermediate Corp. (“ASI”), entered into an agreement and plan of merger (as amended, modified, supplemented or waived, the “Merger Agreement”) with Conyers Park II Acquisition Corp., a Delaware corporation now known as Advantage Solutions Inc. (“Conyers Park”), CP II Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Conyers Park (“Merger Sub”), and Topco, pursuant to which Merger Sub was merged with and into ASI with ASI being the surviving company in the merger (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

The following sets forth certain information, as of April 1, 2022 and certain other information for each person who serves as a director with terms expiring at the Annual Meeting, each person who is a nominee for election at the Annual Meeting and each of the continuing directors. References to “the Company” in this section mean the entity Advantage Solutions Inc., formerly known as Conyers Park II Acquisition Corp. References to “Advantage” in this section mean ASI, formerly known as Advantage Solutions Inc.

Name	Age	Position(s)	Classification (Term Expiration)
Ronald E. Blaylock	62	Director	Class I (2024)
Cameron Breitner	47	Director	Class I (2024)
Virginie Costa	47	Director	Class I (2024)
Timothy J. Flynn	49	Director	Class I (2024)
Brian K. Ratzan	51	Director	Class I (2024)
Beverly F. Chase	73	Director	Class II (2022)
James M. Kilts	74	Director and Nominee	Class II (2025)*
Robin Manherz	49	Director and Nominee	Class II (2025)*
Adam Nebesar	41	Director and Nominee	Class II (2025)*
Deborah Poole	38	Nominee	Class II (2025)*
Tanya Domier	56	Executive Chair	Class III (2023)
Tiffany Han	33	Director	Class III (2023)
Jonathan D. Sokoloff	64	Director	Class III (2023)
David J. West	59	Director	Class III (2023)
Jill Griffin	49	Chief Executive Officer and Director	Class III (2023)

*	Term expiration assuming election or reelection, as applicable.

Ronald E. Blaylock served as a director of the Company prior to and after the closing of the Transactions. Mr. Blaylock is Founder and Managing Partner of Gennx360 Capital Partners, a private equity firm founded in 2006 focused on investing in industrial and business services companies in the U.S. middle market. Mr. Blaylock has also served as a director of Pfizer since 2016. Prior to launching Gennx360 Capital Partners, Mr. Blaylock founded and managed Blaylock & Company, an investment banking firm. Mr. Blaylock also held senior management positions at UBS, PaineWebber Group and Citicorp. From 2002 to 2019, Mr. Blaylock served as a director of Radio One, Inc., now known as Urban One, Inc. Mr. Blaylock currently serves as a director of CarMax, Inc. and W.R. Berkley, Inc., an insurance holding company. Mr. Blaylock is also a member of the Board of Trustees of Carnegie Hall, the Board of Trustees of New York University Stern School of Business and The Mebane Foundation. Mr. Blaylock received an M.B.A. in finance from New York University’s Stern School of Business and a B.S. in finance from Georgetown University.

We believe Mr. Blaylock is qualified to serve as a director due to his extensive investment management and public-company board experience.

Cameron Breitner has served as a director of the Company since the closing of the Transactions and of Topco since July 2014. Mr. Breitner is currently a Managing Partner with CVC Capital Partners, a private equity firm advising funds that indirectly hold equity interests in the Company and Topco. He is the head of CVC’s San Francisco office, overseeing CVC’s private equity activities on the West Coast, and shares responsibility for overseeing the firm’s US private equity investment activities. Since May 2019, Mr. Breitner has also served as a director of CVC. Prior to joining CVC in 2007, Mr. Breitner worked at Centre Partners, a private equity firm, where he was Managing Director and had worked since 1998. Prior to Centre Partners, Mr. Breitner worked in M&A at Bowles Hollowell Conner & Co., an investment banking firm. Mr. Breitner also serves on the board of directors for Petco and the parent holding companies of PDC Brands, Asplundh, Teneo, and Worldwide Express. Previously, he served on the board of directors for numerous public and private companies, including BJ’s Wholesale Club Holdings, Inc. and Leslie’s Pool Supplies. He received his B.A. in Psychology from Duke University.

We believe Mr. Breitner is qualified to serve as a director due to his knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations, consumer and retail businesses, and board practices of other major corporations.

Virginie Costa has served as a director of the Company since the closing of the Transactions. Ms. Costa brings over 20 years of financial and operational experience with brands focused on consumer experience. Ms. Costa is currently the Global Chief Financial Officer of Wella AG. Ms. Costa has been the Global Chief Financial Officer of Godiva Chocolatier from August 2018 to June 2021. Prior to that, she served at Burberry Americas as the Chief Financial and Operations Officer from February 2013 to August 2018, and Chief Financial Officer from May 2011 to February 2013. She served in a number of executive positions with Hermes of Paris, Inc. in New York City, including as Chief Financial Officer and Chief Operating Officer from December 2005 to May 2011. She began her career in public accounting and consulting at KPMG LLP and Arthur Andersen LLP. Ms. Costa received her “Diplome des Grandes Ecoles de Commerce,” equivalent of an MBA in the United States, at France’s Ecole Superieure de Commerce de Nantes (since renamed as Audencia).

We believe Ms. Costa is qualified to serve as a director due to her extensive experience in accounting and financial matters for global consumer brands.

Timothy J. Flynn has served as a director of the Company since the closing of the Transactions and of Topco since July 2014. Mr. Flynn is currently a partner with Leonard Green & Partners, L.P. (“LGP”). Prior to joining LGP in 2003, Mr. Flynn had been a director in the investment banking department of Credit Suisse First Boston (CSFB), a financial services company, which he joined in 2000 following CSFB’s acquisition of Donaldson, Lufkin & Jenrette (DLJ), an investment bank. Mr. Flynn had been with DLJ since 1996 and had previously worked in the Mergers and Acquisitions group at Paine Webber Inc., a financial services company. Mr. Flynn also serves on the boards of the following companies or their affiliates: Pye-Barker, The Container Store, The Wrench Group, Veritext Legal Solutions, Insight Global and OMNIA Partners, and has served on the boards of CCC Information Services, United States Infrastructure Corp. and Tank Holdings Corp., among others. Mr. Flynn serves as the chair of The Container Store’s culture and compensation committee. He received his A.B. in Economics and Political Science from Brown University.

We believe Mr. Flynn is qualified to serve as a director due to his particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations, retail businesses and board practices of other major corporations.

Brian K. Ratzan has served as a director of the Company from its inception. He was the Chief Financial Officer and a Director of Conyers Park from its inception to the closing of the Transactions. Mr. Ratzan is currently the Chief Financial Officer and a Director of Conyers Park III Acquisition Corp., a publicly traded special purpose acquisition company (“Conyers Park III”). Mr. Ratzan has also been a Partner of Centerview Capital Consumer since April 2014. Mr. Ratzan has over 25 years of private equity investing experience. Prior to joining Centerview Capital Consumer, Mr. Ratzan was Partner and Head of U.S. Private Equity at Pamplona Capital Management from January 2012 to February 2014. Prior to joining Pamplona, he was Managing Director and Head of Consumer at Vestar Capital Partners, which he joined in 1998. Mr. Ratzan also previously worked at ‘21’ International Holdings, a private investment firm and in the Investment Banking Group at Donaldson, Lufkin and Jenrette. Since July 2017, Mr. Ratzan has served as a director on the board of directors of The Simply Good Foods Company. Mr. Ratzan previously served on the boards of other consumer companies including Del Monte Foods, The Sun Products Corporation (formerly known as Huish Detergents, Inc.), and Birds Eye Foods, Inc. Mr. Ratzan holds a bachelor’s degree in economics from the University of Michigan, where he was a member of Phi Beta Kappa, and a M.B.A. from Harvard Business School.

We believe Mr. Ratzan is qualified to serve as a director due to his extensive investment management and transactional experience.

Beverly F. Chase has served as a director of the Company since the closing of the Transactions. Ms. Chase brings over 40 years of legal experience advising businesses, boards and individuals on executive compensation and governance matters. Ms. Chase has been a senior counsel at Davis Polk & Wardwell, LLP from January 2011 to February 2022. Prior to that, she served as a partner at Davis Polk & Wardwell, LLP from 1985 through December 2010. She began her legal career clerking for the Honorable Kevin Thomas Duffy, U.S. District Court, Southern District of New York, from 1974 to 1976, before joining Davis Polk & Wardwell in 1976. Ms. Chase serves on the board of directors of the Altman Foundation, of Read to Lead and of Classroom, Inc., all of which are not-for-profit entities. Ms. Chase received her A.B., magna cum laude, in English Literature from Harvard University and her J.D., cum laude, from Fordham University School of Law.

We believe Ms. Chase is qualified to serve as a director due to her extensive knowledge and legal experience in advising multi-national public companies.

James M. Kilts has served as a director of the Company since the closing of the Transactions and of Topco since September 2014. He also served as Executive Chairman of Conyers Park from its inception to the closing of the Transactions. Mr. Kilts is the Founding Partner of Centerview Capital Consumer, founded in 2006. Previously, Mr. Kilts served as Chairman of the Board, Chief Executive Officer and President of Gillette from 2001 until it merged with The Procter & Gamble Company in 2005; at that time he became Vice Chairman of the Board of The Procter & Gamble Company. Prior to Gillette, Mr. Kilts served as President and Chief Executive Officer of Nabisco from 1998 until its acquisition by The Philip Morris Companies in 2000. Before joining Nabisco, Mr. Kilts was an Executive Vice President of The Philip Morris Companies from 1994 to 1997 and headed the Worldwide Food Group. Mr. Kilts had previously served as President of Kraft USA and Oscar Mayer. He also had been Senior Vice President of Strategy and Development, President of Kraft Limited in Canada and Senior Vice President of Kraft International.

Mr. Kilts is currently lead director of the Board of the Company, Chairman of The Simply Good Foods Company, where he has served since 2017, a member of the board of directors of Unifi, Inc., where he has served since 2016, Viatris Inc. where he has served since November 2020 and Co-Chief Executive Officer of Conyers Park III since August 2021. Mr. Kilts served on the board of MetLife, Inc. from 2005 until June 2020, Pfizer Inc., from 2007 until November 2020, and Conyers Park II Acquisition Corp. from 2019 until September 2020. Mr. Kilts was Non-Executive Director of the Board of Nielsen Holdings PLC (from 2006 until 2017), Chairman of the Board of Nielsen Holdings PLC (from 2011 until 2013) and Chairman of the Nielsen Company B.V. (from 2009 until 2014).

Mr. Kilts received a bachelor’s degree in History from Knox College, Galesburg, Illinois and earned an MBA degree from the University of Chicago.

We believe Mr. Kilts is qualified to serve as a director due to his deep consumer industry background, coupled with broad operational and transactional experience.

Robin Manherz has served on the board of directors of the Company since October 1, 2021. Ms. Manherz is the Executive Vice President & Chief Operating Officer, Customer Success at SAP. Ms. Manherz brings 25 years of experience in technology and business. She was previously the Executive Vice President & Chief Performance Officer of SAP SE from February 2020 to June 2021. From July 2018 to February 2020, she served as the Senior Vice President, Global Corporate Portfolio Planning and Commercialization. She was also Chief Operating Officer of SAP SuccessFactors from January 2017 to July 2018. From 2007 to 2017, she held several executive positions within SAP SE, including Senior Vice President, Global Commercial Operations from September 2014 to January 2017. She received a Bachelor of Science degree, summa cum laude, in Management from the Georgia Institute of Technology.

We believe Ms. Manherz is qualified to serve as a director due to her extensive experience in the technology services industry, coupled with broad operational and transactional experience.

Adam Nebesar has served on the board of directors of the Company since March 18, 2022. Mr. Nebesar is a Managing Director in the Consumer, Retail & Hospitality Vertical and a member of the North American Private Equity team of Bain Capital Private Equity LP (“Bain Capital”). Prior to joining Bain Capital in 2006, Mr. Nebesar was a consultant at The Boston Consulting Group. Mr. Nebesar also serves on the boards of the following private companies or their affiliates: Dessert Holdings and Virgin Voyages. Previously, Mr. Nebesar served on the board of directors for the following companies or their affiliates: FXI, TOMS Shoes and Sundial Brands. He received an MBA from Harvard Business School, an MPhil in Economics from the University of Cambridge, and an AB in Economics from Princeton University.

We believe Mr. Nebesar is qualified to serve as a director due to his extensive financial and operational experience in multi-national consumer goods businesses.

Deborah Poole has been nominated by the board of directors for election at the Annual Meeting. Ms. Poole is an experienced board member and C-suite leader in the consumer technology and ecommerce sectors. Ms. Poole has served on the board of directors of Idelic, Inc., a SaaS company in commercial trucking safety analytics, since July 2021. From April 2020 and until its acquisition by Uber Technologies, Inc. in October 2021, Ms. Poole served on the board of directors of Drizly, LLC, a consumer alcohol delivery platform and marketplace. Ms. Poole also serves on the board of directors of Lantern Group LLC, CareRev, Sendle and Placemakr. From 2019 to 2021, Ms. Poole served as Chief Business Officer at Whoop, Inc., a digital health wearable startup. At Whoop, Ms. Poole was responsible for ecommerce operations, as well as strategy and enterprise sales. From 2010 to 2019, Ms. Poole held various roles at Wayfair LLC, including at Wayfair Canada, which she founded as General Manager. Ms. Poole also led global talent acquisition for Wayfair from 2018 to 2019. Ms. Poole received a M.S. from Georgia Tech, and a A.B. from Harvard University.

We believe Ms. Poole is qualified to serve as a director due to her extensive experience with high growth technology companies.

Tanya Domier has served on the board of directors of the Company since the closing of the Transactions and as Executive Chair of the Board since April 1, 2022. She has also served on the board of directors of both Advantage and Topco since July 2014. From December 2010 to July 2014, she also served on the board of directors of AGS Topco Holdings, L.P., the prior owner of Advantage’s business. Ms. Domier served as Advantage’s Chief Executive Officer from January 2013 to March 31, 2022, after previously serving as President and Chief Operating Officer from 2010 to 2013, and as President of Marketing from 2000 to 2010. Ms. Domier first joined the Company in 1990. Earlier in her career, Ms. Domier held various roles with The J.M. Smucker Company, a food manufacturing company. On January 1, 2018, Ms. Domier joined the board of directors of Yum! Brands Inc. She has also previously served on the board of Nordstrom, Inc. from January 2015 to May 2021, where she was at times a member of the audit committee and the chair of the compensation committee. Ms. Domier received her B.A. from California State University, Chico.

We believe Ms. Domier is qualified to serve as a director due to her extensive knowledge of the consumer goods industries as well as her experience as Advantage’s Chief Executive Officer.

Tiffany Han has served as a director of the Company since the closing of the Transactions and of Topco since June 2020. Ms. Han is a managing director with CVC Capital Partners, a private equity firm advising funds that indirectly hold equity interests in the Company and Topco. Prior to joining CVC in 2013, Ms. Han worked at UBS Investment Bank in the Mergers & Acquisitions group, which she joined in 2011. Ms. Han is actively involved with Petco, PDC Brands, Bruin Sports and Authentic Brands Group through the investments of funds advised by CVC. She received her Bachelor in Business Administration from Emory University.

We believe Ms. Han is qualified to serve as a director due to her knowledge and experience in finance as well as consumer and retail businesses.

Jonathan D. Sokoloff has served as a director of the Company since the closing of the Transactions and Topco since July 2014. Mr. Sokoloff is currently a managing partner with LGP. Before joining LGP in 1990, he was a Managing Director in corporate finance at Drexel Burnham Lambert, an investment bank. Mr. Sokoloff also serves on the boards of the publicly traded companies Shake Shack and The Container Store Group. In addition, Mr. Sokoloff serves on the boards of the following private companies or their affiliates: Jetro Cash & Carry, JOANN Stores and Union Square Hospitality Group LLC. Mr. Sokoloff has previously served on the board of Whole Foods Market, among many other companies. In addition, he serves as trustee of Williams College and the Los Angeles County Museum of Art. He is also a board member of the Melanoma Research Alliance. Mr. Sokoloff received his B.A. from Williams College.

We believe Mr. Sokoloff is qualified to serve as a director due to his particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations, retail businesses and board practices of other major corporations.

David J. West has served as a director of the Company since May 2019. He served as the Chief Executive Officer and a Director of Conyers Park from May 2019 to the closing of the Transactions. Mr. West is currently the Co-Chief Executive Officer and Chairman of the Board of Conyers Park III and a member of the Board of Trustees of Bucknell University. Mr. West is an established leader in the consumer industry, with nearly 30 years of experience leading a range of companies and well-known brands. Mr. West became a partner of Centerview Capital Consumer in May 2016. Prior to joining Centerview Capital Consumer, Mr. West served as Chief Executive Officer and President of Big Heart Pet Brands (formerly known as Del Monte Foods) from August 2011 to March 2015, at that time one of the world’s largest pure-play pet food and treats company whose brands included Meow Mix, Kibbles ‘n Bits, Milk-Bone, and others. Mr. West helped reposition the business to increase focus on growth and innovation, launched new products such as Milk-Bone Brushing Chews, enhanced specialty pet distribution channels through the acquisition of Natural Balance Pet Foods, and developed a marketing culture to effectively promote products. Mr. West worked closely with Mr. Kilts during this time period, as Mr. Kilts was Chairman of the Board of Big Heart Pet Brands. In February 2014, Mr. West oversaw the sale of Del Monte Foods’ Consumer Products business and changed the company’s name to Big Heart Pet Brands, reflecting its singular focus on pet food and snacks. During his tenure as Chief Executive Officer, Mr. West oversaw the creation of approximately $2 billion of equity value for investors. Big Heart Pet Brands was sold to The J. M. Smucker Company in March 2015, at which time Mr. West served The J. M. Smucker Company as President, Big Heart Pet Food and Snacks until March 2016 and as a Senior Advisor until April 2016. Prior to joining Del Monte Foods, Mr. West served as the Chief Executive Officer, President and a director of Hershey from 2007 to May 2011. Under Mr. West’s leadership, Hershey experienced strong profits, net sales growth and shareholder returns, and was recognized as one of the World’s 100 Most Innovative Companies by Forbes Magazine in 2011. During Mr. West’s tenure as Chief Executive Officer, Hershey increased its investment in domestic and international operations, improved the effectiveness of its supply chain and business model, and accelerated its advertising, brand building and distribution programs. The success created by Mr. West’s leadership at Hershey led to more than $5 billion of equity value creation for shareholders during his tenure. Hershey’s share price appreciated 68% during this time period, while the S&P 500 was flat. Prior to his Chief Executive Officer role, Mr. West held various leadership positions at Hershey including Chief Operating Officer, Chief Financial Officer, Chief Customer Officer, and Senior Vice President of Strategy and Business Development. Prior to joining Hershey in 2001, Mr. West spent 14 years with the Nabisco Biscuit and Snacks group, where he held a range of senior positions including Senior Vice President, Finance, and Vice President, Corporate Strategy and Business Planning, a role in which he helped shape and execute Nabisco’s strategy, culminating in the acquisition of Nabisco Holdings Corp. by The Philip Morris Companies in 2000. At Nabisco, Mr. West worked closely with Mr. Kilts during Mr. Kilts’ tenure as Chief Executive Officer. Since July 2016, Mr. West has served as the Vice-Chairman of the Board of The Simply Good Foods Company. Mr. West also serves on the board of directors of Scholar Leaders International, a non-for-profit entity. Mr. West was a member of the board of directors of Hershey from 2007 to 2011, Del Monte Foods from 2011 to 2014 and Big Heart Pet Brands from 2014 to 2015. Mr. West received a Bachelor of Science degree, cum laude, in Business Administration from Bucknell University in Lewisburg, Pennsylvania.

We believe Mr. West is qualified to serve as a director due to his deep consumer industry background, coupled with broad operational and transactional experience across many industries.

Jill Griffin has served as a director and Chief Executive Officer of the Company and the Chief Executive Officer of Topco since April 1, 2022. Prior to this, Ms. Griffin served as Advantage’s President and Chief Commercial Officer since April 1, 2019. She served on the board of directors of Topco from January 2019 to the closing of the Transactions. Previously, she was Advantage’s President of Marketing leading the Advantage Marketing Partners line of business since January 2010, after previously serving as the company’s President of Experiential Marketing from February 2008 to January 2010. From February 2007 to February 2008, Ms. Griffin served as the President of the Interactive Publishing division of Navarre Corporation, a public distribution and publishing company. She held various leadership roles with such business from 1998 to 2007 both before and after it was acquired by Navarre Corporation in 2002. Ms. Griffin began her career with TMP Worldwide, a recruitment advertising agency, in a business development and client service role. Ms. Griffin received her B.A. from the University of Minnesota and her B.S. from the University of Minnesota, Carlson School of Management. She was recognized as one of Progressive Grocer’s “Top Women in Grocery” in 2013, 2014, 2016 and 2017 and inducted into its Hall of Fame in 2018. Ms. Griffin also serves on the Global Retail Marketing Association Advisory Board.

We believe Ms. Griffin is qualified to serve as a director due to her extensive knowledge of the consumer goods industries as well as her experience as Advantage’s President and Chief Commercial Officer.

COMPOSITION OF OUR BOARD OF DIRECTORS

Our business and affairs are managed under the direction of our board of directors. Our board of directors currently consists of 14 directors. Subject to the terms of the Stockholders Agreement (defined below), our certificate of incorporation and bylaws, the number of directors is fixed by our board of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Concurrent with the execution of the Merger Agreement in 2020, Merger Sub entered into a Stockholders Agreement (the “Stockholders Agreement”) with Conyers Park II Sponsor LLC, an affiliate of Centerview Capital Management, LLC, which was Conyers Park’s sponsor prior to the Merger (the “CP Sponsor”), Topco, CVC ASM Holdco, L.P., a Delaware limited partnership (the “CVC Stockholder”), the entities identified therein under the heading “LGP Stockholders” (collectively, the “LGP Stockholder”) and BC Eagle Holdings, L.P., a Cayman Islands exempted limited partnership (the “Bain Stockholder”), and the other parties named therein (collectively, the “Stockholder Parties”). The Stockholders Agreement provides, among other things, that the Stockholder Parties agree to cast their votes such that our board of directors is constituted as set forth in the Stockholders Agreement and the Merger Agreement and will have certain rights to designate directors to our board of directors, in each case, on the terms and subject to the conditions therein.

Under the Stockholders Agreement, each Stockholder Party has agreed to cast all votes to which such entities are entitled such that our board of directors shall be constituted as follows. For so long as the CVC Stockholder beneficially owns 10% or greater of our Class A common stock, it shall be entitled to nominate two directors (each, a “CVC Director”), with such right (i) decreasing to one director at such time when the CVC Stockholder beneficially owns equal to or greater than 5% but less than 10% of our Class A common stock; and (ii) terminating at such time when the CVC Stockholder beneficially owns less than 5% of our Class A common stock. For so long as the LGP Stockholders beneficially own 10% or greater of our Class A common stock, the LGP Stockholders shall be entitled to nominate two directors (each, a “LGP Director”), with such right (i) decreasing to one director at such time when the LGP Stockholders beneficially own equal to or greater than 5% but less than 10% of our Class A common stock; and (ii) terminating at such time when the LGP Stockholders beneficially own less than 5% of our Class A common stock. For so long as the Bain Stockholder beneficially owns 5% or greater of our Class A common stock, it shall be entitled to nominate one director (the “Bain Director”), with such right terminating at such time when the Bain Stockholder beneficially owns less than 5% of our Class A common stock. For so long as the CP Sponsor or any of its permitted transferees is the record or beneficial owner of any our Class A common stock, the CP Sponsor shall, for a period of five years following the closing of the Merger, be entitled to nominate three directors (each, a “Sponsor Director”). In calculating the beneficial ownership percentages referenced above, the total number of issued and outstanding shares of our Class A common stock used as the denominator in any such calculation shall at all times be deemed to be equal to the total number of shares of our Class A common stock issued and outstanding immediately following the closing of the Merger (as adjusted for stock splits, combinations, reclassifications and similar transactions). In addition, shares of Class A common stock owned by Topco are deemed to be beneficially owned proportionate to the Stockholders Parties’ interest in Topco. Additionally, our board of directors includes Tanya Domier, our Chief Executive Officer as of the closing of the Merger through March 31, 2022, Jill Griffin, our Chief Executive Officer as of April 1, 2022 and four independent directors who were determined pursuant to the terms set forth in the Merger Agreement or the Stockholders Agreements (each, an “Independent Director”).

Moreover, under the Stockholders Agreement, each Stockholder Party has agreed to cast all votes to which such entities are entitled such that our board of directors shall be divided into three class of directors, with each class serving for staggered three-year terms, and such that (i) the Class I directors include one CVC Director, one LGP Director, one Sponsor Director and two Independent Directors, (ii) the Class II directors include one Sponsor Director, the Bain Director and two Independent Directors and (iii) the Class III directors include one CVC Director, one LGP Director, one Sponsor Director and Ms. Domier. Ms. Griffin, who joined the board of directors on April 1, 2022 when she became our Chief Executive Officer, is also a Class III director. The initial term of the Class I directors expired immediately following our first annual meeting of stockholders in May 2021. The initial term of the Class II directors shall expire immediately following our annual meeting of stockholders on May 25, 2022. The initial term of the Class III directors shall expire immediately following our third annual meeting of stockholders following the consummation of the Merger.

In addition, subject to applicable laws and stock exchange regulations, and subject to requisite independence requirements applicable to such committee, the CVC Stockholder, the LGP Stockholders, and the CP Sponsor shall, severally, have the right to have one CVC Director, one LGP Director and one Sponsor Director, respectively, appointed to serve on each committee of the Board for so long as the CVC Stockholder, the LGP Stockholders, and CP Sponsor, as applicable, has the right to designate at least one director for nomination to the Board.

Finally, pursuant to the Stockholders Agreement, Advantage and, with certain exceptions, its subsidiaries shall not, for so long as Topco and its permitted transferees collectively hold an amount of Advantage equity securities that is equal to 50% or more of the amount of securities Topco held as of immediately subsequent to the closing of the Transactions, take any of the following actions without the approval of Topco: (i) any increase or decrease the size of Advantage’s board of directors, other than in accordance with the Stockholders Agreement; (ii) any amendment, change, waiver, alteration or repeal of any provision of our organizational documents that (a) amends or modifies any specific rights of Topco or (b) materially and adversely affects Topco in its capacity as our stockholder; (iii) any acquisition or disposition of any one or more persons, equity interests, businesses or assets, or, subject to certain exceptions, the incurrence of any indebtedness by us or any of its subsidiaries involving an aggregate value, purchase price, sale price or indebtedness, as applicable, in an amount in excess of certain EBITDA ratios set forth in the Stockholders Agreement; (iv) the termination or replacement of our Chief Executive Officer (other than for cause); (v) the declaration and payment of any dividends or distributions, other than any dividends or distributions from any wholly owned subsidiary of us either to us or any other wholly owned subsidiaries of us; or (vi) any redemption or repurchase of any shares of our Class A common stock.

The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur.

Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Cameron Breitner, Timothy J. Flynn, Brian K. Ratzan, Ronald E. Blaylock and Virginie Costa serve as Class I directors with a term expiring in 2024. Beverly F. Chase, James M. Kilts, Robin Manherz and Adam Nebesar serve as Class II directors with an initial term expiring in 2022. Tiffany Han, Jonathan D. Sokoloff, David J. West, Tanya Domier and Jill Griffin serve as Class III directors with an initial term expiring in 2023.

BOARD MEETING QUORUM REQUIREMENTS

Our Third Amended and Restated Bylaws (the “Bylaws”) provides that a majority of the total number of directors then in office will constitute a quorum. The Board met four times in 2021. Each member of the Board who served during 2021 attended at least 75% of the total number of meetings the Board held during 2021. We encourage our directors to attend annual meetings of stockholders. Six directors attended the virtual 2021 annual meeting of stockholders.

BOARD COMMITTEES

The composition, duties and responsibilities of our committees are as set forth below. The standing committees of our board of directors consist of an audit committee, a compensation committee, and a nominating and corporate governance committee. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The Audit Committee met 15 times in 2021. Each member of the Audit Committee who served during 2021 attended these meetings with the exception of Elizabeth Muñoz-Guzman, who attended 70% of the total number of meetings the Audit Committee held during her tenure through September 29, 2021, and Robin Manherz, who attended all meetings during her tenure that commenced on October 1, 2021.

Our Audit Committee is responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	discussing with our independent registered public accounting firm its independence from management;

•	reviewing with our independent registered public accounting firm the scope and results of its audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the Securities and Exchange Commission (“SEC”);

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Our Audit Committee consists of Virginie Costa, Robin Manherz and Ronald E. Blaylock, with Ms. Costa chairing this committee. Rule 10A-3 of the Exchange Act and the NASDAQ rules require us to have an audit committee composed entirely of independent directors. Our board of directors has determined that each of Virginie Costa, Robin Manherz and Ronald E. Blaylock meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 and the NASDAQ rules. In addition, our board of directors has determined that Virginie Costa qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors has adopted a written charter for the Audit Committee, which is available on our principal corporate website at www.advantagesolutions.net.

Compensation Committee

The Compensation Committee met five times in 2021. Each member of the Compensation Committee who served during 2021 attended 80% or more of the total number of meetings the Compensation Committee held during 2021.

Our Compensation Committee is responsible for, among other matters:

•	reviewing and approving the corporate goals and objectives with respect to compensation of our Chief Executive Officer;

•

evaluating the Chief Executive Officer’s performance with respect to such approved corporate goals and objectives, and, based upon this evaluation (either alone or, if directed by the Board, in conjunction with a majority of the independent directors on the Board) setting the Chief Executive Officer’s compensation;

•	reviewing and setting or making recommendations to the Board with respect to compensation of our other executive officers;

•	reviewing and making recommendations to the Board with respect to director compensation; and

•	appointing and overseeing any compensation consultants.

Our Compensation Committee consists of Beverly F. Chase, Timothy J. Flynn, Tiffany Han and Brian K. Ratzan, with Ms. Chase chairing this committee. Our board of directors has adopted a written charter for the Compensation Committee, which is available on our principal corporate website at www.advantagesolutions.net. Our Board has determined that each member of the Compensation Committee is “independent” and meets the independence requirements applicable to Compensation Committee members under the rules of NASDAQ.

In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities. The Compensation Committee may delegate its authority under its charter to a subcommittee as it deems appropriate from time to time. The Compensation Committee may also delegate to an officer of the Company the authority to grant rights or options to officers (other than executive officers) and associates, as further described in its charter and subject to the terms of our equity plans.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times in 2021. Each member of the Nominating and Corporate Governance Committee who served during 2021 attended these meetings with the exception of Jonathan Sokoloff, who attended one meeting during 2021.

Our Nominating and Corporate Governance Committee is responsible for, among other matters:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	oversee the development and implementation of succession planning for our Chief Executive Officer and other executive officers; and

•	developing and recommending to our board of directors a set of corporate governance guidelines and principles.

Our Nominating and Corporate Governance Committee consists of Cameron Breitner, Jonathan D. Sokoloff, Adam Nebesar and David J. West, with Mr. Breitner chairing this committee. Our board of directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our principal corporate website at www.advantagesolutions.net. Our Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” and meets the independence requirements applicable to Nominating and Corporate Committee members under the rules of NASDAQ.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

In 2020, we adopted a director compensation policy that provides for annual cash retainers and equity awards as summarized below. Our non-employee directors who are affiliated with Leonard Green & Partners, CVC Capital Partners and Bain Capital are not eligible for director compensation. Our non-employee directors that are affiliated with Centerview Capital/Conyers Park II Sponsor LLC waived their rights to fees until the first anniversary of the closing of the Transactions. Therefore, the fees in the “Director Compensation Table for 2021” set forth below reflect amounts earned after October 27, 2021 for such directors.

Annual Cash Retainer Fees. Our eligible non-employee directors receive an annual cash retainer fee of $100,000. In addition, non-employee directors serving as a chairperson of a committee of our Board receives the following annual retainer: $20,000 (Audit); $17,500 (Compensation); and $17,500 (Nominating and Corporate Governance).

Equity Awards. Each eligible non-employee director who serves on our Board as of the date of any annual meeting of our stockholders and will continue to serve as a non-employee director immediately following such annual meeting will be granted, on the date of such annual meeting, an award of restricted stock units that have an aggregate fair value on the date of grant of $175,000. In addition, each non-employee director who is initially elected or appointed to our Board on any date other than the date of an annual meeting will receive, on the date of such non-employee director’s initial election or appointment, an award of restricted stock units that have an aggregate fair value equal to the product of (i) $175,000 and (ii) a fraction, the numerator of which is (x) 365 minus (y) the number of days in the period beginning on the date of the annual meeting immediately preceding such non-employee director’s start date and ending on such non-employee director’s start date and the denominator of which is 365. Each equity award will vest on the earlier of (x) the day immediately preceding the date of the first annual meeting following the date of grant and (y) the first anniversary of the date of grant, subject to the non-employee director continuing in service on our board of directors through the applicable vesting date. All non-employee director’s equity awards will vest in full immediately prior to the occurrence of a change in control.

Director Compensation Table for 2021

The following table sets forth information concerning the compensation of the Company’s non-employee directors who received compensation for 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total
Ronald E. Blaylock	$100,000	$311,492	$—	$411,492
Beverly F. Chase	$117,500	$311,492	$—	$428,992
Virginie Costa	$120,000	$311,492	$—	$431,392
Robin Manherz(2)	$25,000	$113,625	$—	$138,625
Elizabeth Muñoz-Guzman(3)	$74,728	$136,492	$—	$211,220
James M. Kilts(4)	$17,778	$100,678	$—	$118,455
Brian Ratzan(4)	$17,778	$100,678	$—	$118,455
David J. West(4)	$17,778	$100,678	$—	$118,455

(1)

Represents (i) RSUs for 10,356 shares granted in January 2021 to each of Ronald E. Blaylock, Beverly F. Chase, Virginie Costa and Elizabeth Muñoz-Guzman that vested in May 2021, (ii) RSUs for 14,344 shares granted to each of Ronald E. Blaylock, Beverly F. Chase and Virginie Costa that are scheduled to vest on May 24, 2022, (iii) RSUs for 13,243 shares granted to Robin Manherz that are scheduled to vest on May 24, 2022, and (iv) RSUs for 11,666 shares granted to each of David J. West, Brian K. Ratzan, and James M. Kilts that are scheduled to vest on May 24, 2022. RSUs granted to directors are scheduled to vest on the earlier of the one-year anniversary of the date of grant or the day immediately preceding the date of the first annual meeting of the Company’s stockholders occurring after the date of grant. The number of RSUs granted in January 2021 was pro-rated for the period from the date of the completion of the Transactions to June 1, 2021.

(2)	Ms. Manherz joined the Board effective October 1, 2021, and the fees and RSUs granted were pro-rated from such date.
(3)	Ms. Munoz-Guzman resigned from the Board effective September 29, 2021, and RSUs for 14,344 shares were forfeited on such date.
(4)	Messrs. Kilts, Ratzan and West began receiving compensation in their capacities as directors of the Company on October 28, 2021 and the fees and RSUs granted to them were pro-rated from such date.

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE

With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and our board of directors is able to exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Our Corporate Governance Guidelines provide the flexibility for our board of directors to modify our leadership structure in the future as appropriate.

CONTROLLED COMPANY

Topco controls a majority of the voting power of our outstanding Class A common stock. As a result, we are a “controlled company” under the NASDAQ corporate governance standards. As a controlled company, exemptions under the standards mean that we are not required to comply with certain corporate governance requirements, including the following:

•	that a majority of our board of directors consists of “independent directors,” as defined under the rules of the NASDAQ;

•	that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	for an annual performance evaluation of nominating and governance committee and compensation committee.

These exemptions do not modify the independence requirements for our audit committee, and we comply with the applicable requirements of the Sarbanes-Oxley Act and rules with respect to our audit committee within the applicable timeframe.

DIRECTOR INDEPENDENCE

Our board of directors has undertaken a review of the independence of our directors and director nominees for election at the Annual Meeting and considered whether any such director or director nominee has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has determined that each of Ronald E. Blaylock, Cameron Breitner, Beverly F. Chase, Virginie Costa, Timothy J. Flynn, Tiffany Han, James M. Kilts, Robin Manherz, Adam Nebesar, Deborah Poole, Brian K. Ratzan, Jonathan D. Sokoloff and David J. West is, or will be, upon his or her election to the board of directors, an “independent director,” as defined under the rules of NASDAQ.

RISK OVERSIGHT

Our board of directors is responsible for overseeing our risk management process. Our board of directors focuses on our general risk management strategy and the most significant risks facing us and oversees the implementation of risk mitigation strategies by management. Our board of directors is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. As discussed under “Executive Compensation– Compensation Discussion and Analysis,” the Compensation Committee oversees our compensation risk profile.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our compensation committee are Beverly F. Chase, Timothy J. Flynn, Tiffany Han and Brian K. Ratzan, all of whom are “independent directors” within the meaning of the NASDAQ Listing Rules and, other than Mr. Ratzan, who was an executive officer of the Company prior to the closing of the Transactions, are not employees or former employees of the Company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, of which any such entity’s executive officers served as a member of our board of directors, the Compensation Committee.

CODE OF ETHICS

We have adopted a code of business conduct and ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our principal corporate website at www.advantagesolutions.net.

DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board and recommending them to the Board. The Nominating and Corporate Governance Committee will ensure that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The Board is responsible for selecting the nominees for election to the Board.

DIRECTOR SELECTION

The Nominating and Corporate Governance Committee, in recommending director candidates for election to the Board, and the Board, in nominating director candidates, will consider candidates who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments.

In addition, the Nominating and Corporate Governance Committee and the Board may also consider the following additional criteria:

•	The candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	The candidate’s experience as a board member of another publicly held company;

•	The candidate’s professional and academic experience relevant to the Company’s industry;

•	The strength of the candidate’s leadership skills;

•	The candidate’s experience in finance and accounting and/or executive compensation practices;

•	Whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable; and

•	The candidate’s geographic background, gender, sexual identity, gender identity, age and ethnicity.

The Nominating and Corporate Governance Committee and the Board will also consider whether there are potential conflicts of interest with a candidate’s other personal and professional pursuits.

The Nominating and Corporate Governance Committee and the Board are committed to actively seeking out highly qualified women and individuals from minority groups to include in the pool from which new Board candidates are chosen.

CORPORATE GOVERNANCE GUIDELINES

We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted Corporate Governance Guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of the Board, board membership criteria and director qualifications, director responsibilities, board agenda, role of the chief executive officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

The full text of our Corporate Governance Guidelines may be viewed at our website at www.advantagesolutions.net.

BOARD SELF-ASSESSMENT

The Board conducts, and the Nominating and Corporate Governance Committee oversees, an annual self-evaluation to determine whether the Board is functioning effectively. The Board periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively.

In addition, our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee each conduct their own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters.

EXECUTIVE SESSIONS OF INDEPENDENT BOARD MEMBERS

Our Corporate Governance Guidelines provide that our non-management directors meet in executive session at least twice per year, with no members of management or non-independent directors present.

COMMUNICATING WITH OUR DIRECTORS

The Board welcomes communications from the Company’s stockholders, and it is the policy of the Company to facilitate communication from stockholders. The Board generally believes it is in the Company’s best interests that designated members of management speak on behalf of the Company. Stockholders and other interested parties wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to a particular Board member, by mailing such correspondence to Advantage Solutions Inc., Corporate Secretary, 15310 Barranca Parkway, Suite 100, Irvine, California 92618.

Please indicate on the envelope or in the email whether the communication is from a stockholder or other interested party. The Board has instructed the Corporate Secretary and other relevant members of management to examine incoming communications and forward to the Board or individual Board members as appropriate, communications he or she deems relevant to the Board’s roles and responsibilities. The Board has requested that certain types of communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has nominated the following four director candidates to hold office until our 2025 Annual Meeting of Stockholders: James M. Kilts, Robin Manherz, Adam Nebesar and Deborah Poole.

The Company representatives named in the proxy intend to vote for the election of each of the director nominees below, unless you indicate on your proxy that your vote should be withheld from any or all of the nominees.

For details regarding the qualifications and the specific experiences, qualifications and skills of each of our director nominees, see “Board of Directors—Our Board of Directors” on page 4.

VOTES REQUIRED

Approval of Proposal No. 1 requires the plurality of the votes cast with respect to a director nominee. This means that the director nominees receiving the highest number of affirmative “for” votes will be elected.

The Board recommends you vote FOR each of the nominated directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has approved the retention of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our financial statements for fiscal year 2022. We are asking that you ratify that appointment, although your ratification is not required. A PwC representative will attend the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

PwC Information

The following table presents fees for services rendered by PwC during fiscal years ended December 31, 2021 and December 31, 2020 (in thousands):

For the Year Ended December 31,	2021	2020
Audit fees	$6,445.3	$4,457.7
Audit-related fees	682.4	2,358.0
Tax fees	1,348.6	1,222.4
All Other Fees	4.2	4.2

Total	$8,480.4	$8,042.2

Audit fees

These amounts represent fees of PwC for the audit of our annual consolidated financial statements, the review of condensed consolidated financial statements, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year. Audit fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-related fees

Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements or internal control over financial reporting, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. This category may include fees related to the performance of audits and attest services not required by statute or regulations; due diligence related to mergers and acquisitions; and accounting consultations about the application of GAAP to proposed transactions.

Tax fees

Tax fees generally consist of tax compliance and return preparation, and tax planning and advice. Tax compliance and return preparation services consist of preparing original and amended tax returns and claims for refunds. Tax planning and advice services consist of support during income tax audits or inquiries.

All other fees

This category consists of fees for products and services other than the services reported above, including fees for subscription to PwC’s online research tool.

The Audit Committee has determined that the non-audit services rendered by PwC were compatible with maintaining its independence. All such non-audit services were pre-approved by the Audit Committee pursuant to the pre-approval policy set forth below.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee reviews the independence of our independent registered public accounting firm on an annual basis and has determined that PwC is independent. In addition, the Audit Committee pre-approves all work and fees that are performed by our independent registered public accounting firm.

VOTES REQUIRED

Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the Annual Meeting. Abstentions will be counted as votes “AGAINST” this proposal.

The Board recommends you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Audit Committee has reviewed and discussed with Advantage’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Advantage contained in Advantage’s Annual Report on Form 10-K for the 2021 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Advantage.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Advantage’s Annual Report on Form 10-K for its 2021 fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit Committee
Virginie Costa, Chairperson	Ronald E. Blaylock	Robin Manherz

PROPOSAL 3

APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act entitles stockholders to vote to approve or not approve, on an advisory (non-binding) basis, our executive officer compensation as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables and narrative. We are asking stockholders to approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby APPROVED.

Advisory Vote

This vote is advisory. Beginning with the Company’s 2022 annual meeting of stockholders, we will conduct an advisory vote to approve executive officer compensation annually; the next stockholder advisory vote to approve executive compensation will take place at the Company’s 2023 annual meeting of stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote, in conjunction with such other factors as the Board and the Compensation Committee consider appropriate, in connection with the Company’s executive compensation program.

The board of directors recommends that you vote FOR this proposal. Proxies solicited by the Board will be voted for this proposal unless otherwise instructed.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section discusses the principles underlying the material components of our 2021 executive compensation program and the factors relevant to an analysis of these policies and decisions. Our executive officers who are named in the “Summary Compensation Table” below (our “Named Executive Officers”) were our only executive officers during 2021. Our “Named Executive Officers” for 2021 consist of the following persons:

•	Tanya Domier, who served as Chief Executive Officer and was our principal executive officer.*

•	Jill Griffin, who served as President and Chief Commercial Officer.**

•	Brian Stevens, who serves as Chief Financial Officer and Chief Operating Officer and is our principal financial officer.

*	Effective April 1, 2022, Ms. Domier retired as the Chief Executive Officer of the Company and was appointed Executive Chair of the Board.

**	Effective April 1, 2022, Ms. Griffin was appointed Chief Executive Officer of the Company and became our principal executive officer.

Biographies for Tanya Domier and Jill Griffin are provided above in “Board of Directors—Our Board of Directors” beginning on page 4.

Brian Stevens, 49, has served as Advantage’s Chief Financial Officer since June 2010 and as its Chief Operating Officer since October 2015. Mr. Stevens served on the boards of directors of both Advantage and Topco from July 2014 until the closing of the Transactions. Mr. Stevens first joined the company in March 2008 as the Vice President of Finance. Previously, from March 2004 to March 2008, Mr. Stevens served as Vice President of Finance at Multi-Fineline Electronix, Inc., a technology company that underwent an initial public offering in 2004. From March 1999 to March 2004, Mr. Stevens worked at PricewaterhouseCoopers LLP, an accounting firm, in a variety of roles. Mr. Stevens has also served on the board of directors of Big Brothers Big Sisters of Orange County, a non-profit organization, since 2012. Mr. Stevens received his B.A. in Business Administration from California State University, Fullerton, is a Certified Public Accountant and received an M.B.A. with a concentration in Finance from the University of Southern California.

Compensation Philosophy and Objectives

We operate in a competitive marketplace for attracting and retaining experienced and skilled executives. To meet this challenge, we strive to create a compensation program that rewards profitable company growth and differentiates pay based on business unit, division and individual contributions. The principles and objectives of our compensation and benefits programs for our executive officers are to:

•	encourage highly talented executives to come, stay, grow and lead, enabling us to be an employer of choice in our industry;

•	differentiate pay for superior performers to recognize and reward individual contributions to our success;

•

focus leadership on our long-term strategies and value creation by providing a substantial percentage of compensation weighted towards equity incentives that are subject to certain performance conditions and vesting requirements; and

•	ensure that our total compensation is fair, reasonable and competitive relative to the various industries in which we compete for talent.

Determination of Compensation

The compensation levels of our Named Executive Officers in 2021 primarily reflect the roles and responsibilities of each individual, as well as the length of time each individual has been an executive officer with the Company (and Advantage before that). Further, they reflect our understanding of the competitive market, our recruiting and retention goals, individual performance, value to the Company, and other factors including, our view of internal equity and consistency.

The Compensation Committee has responsibility for overseeing our executive compensation and equity compensation programs. The Compensation Committee establishes compensation levels based on a variety of factors, including an analysis of relevant published market compensation data of the Company’s compensation peer group and general industry data. See “Peer Group Composition” on page 24. Compensation arrangements with our Named Executive Officers have been determined in arm’s-length negotiations with each individual executive. No member of management, including our Chief Executive Officer, has a role in determining his or her own compensation. The focus of these arrangements has been to recruit skilled individuals to help us achieve our financial goals, as well as to maintain the level of talent and experience needed to further grow our business.

We design the components of our executive compensation program to fulfill one or more of the principles and objectives described above.

Compensation of our Named Executive Officers consists of the following elements:

•	base salary;

•	annual performance-based non-equity incentive compensation;

•	long-term equity incentive compensation;

•	certain severance benefits;

•	a 401(k) retirement savings plan; and

•	health and welfare benefits and certain limited perquisites and other personal benefits.

We offer cash compensation in the form of base salaries and annual performance-based incentive awards that we believe appropriately reward our Named Executive Officers for their individual contributions to our business. When making performance-based cash incentive compensation decisions, the Compensation Committee considers our financial and operational performance as well as each Named Executive Officer’s individual contribution during the year. Annual incentives for 2021, as determined by the Compensation Committee, reflect the Company’s significant evolution during 2021, Company performance, as well as continued challenges arising due to the COVID-19 pandemic.

Prior to the Transactions, our executive compensation program included equity awards for restricted equity interests in Topco. Beginning in 2021, our executive compensation program includes equity awards for equity interests in the Company granted under the Company’s 2020 Incentive Award Plan. Consistent with our compensation philosophy, we have emphasized the use of equity to incent our Named Executive Officers to focus on the growth of our overall enterprise value and, correspondingly, the creation of value for our equity holders. We consider equity-based compensation a significant motivator in encouraging executives to come, stay, grow and lead.

COMPENSATION CONSULTANT

The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, in its discretion, to assist with the establishment and review of our compensation programs and related policies. During the period from 2017 to 2020, the compensation committee of the board of directors of Topco had engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to advise on executive level compensation. Prior to the completion of the Transactions, Conyers Park had engaged Mercer to provide certain consultancy services, including due diligence services associated with their assessment of Advantage Solutions Inc. and its business. Prior to the completion of the Transactions, Mercer also began working with Conyers Park and the compensation committee of the board of directors of Topco to provide compensation consulting services as they considered executive compensation arrangements assuming the completion of the Transactions. Following the completion of the Transactions, the Compensation Committee began working directly with Mercer as it developed the new equity arrangements to incentivize, retain and attract executive management during the important initial years after the closing of the Transactions. Advantage had also previously engaged Mercer for certain benefit advisory services. The Topco and Conyers Park engagements of Mercer for these additional services pre-date the formation of the Compensation Committee, and the Compensation Committee did not approve such engagement though they were aware of such engagements.

In 2021, the Compensation Committee engaged Semler Brossy to provide executive compensation advisory services, help evaluate our compensation philosophy and objectives, and provide guidance in administering our compensation program. The Compensation Committee directed Semler Brossy to prepare a competitive market analysis of our executive compensation program to assist it in determining the appropriate level of overall compensation, as well as assess each separate component of compensation, with the goal of understanding the competitiveness of the compensation we offer to our executives, including our Named Executive Officers. Semler Brossy served at the discretion of the Compensation Committee and, except for services to the Compensation Committee, did not provide any other services to us in 2021.

The aggregate fees paid to Semler Brossy by the Company for services provided to the Compensation Committee in 2021 with regard to determining or recommending the amount or form of executive compensation were $0.1 million. The Compensation Committee considered Semler Brossy’s independence in light of applicable SEC rules and exchange listing standards and determined that Semler Brossy’s work did not raise any conflicts of interest that would prevent it from serving as an independent compensation consultant to the Compensation Committee.

PEER GROUP COMPOSITION

The Compensation Committee determined it would be appropriate to utilize a peer group for benchmarking pay practices, design features, dilution and pay levels for the executive team. The peer group is one input informing the Compensation Committee’s benchmark assessments. In 2020, the compensation committee of the board of directors of Topco had collaborated with Mercer regarding a potential peer group for the purposes of benchmarking executive compensation levels and practices. Against the potential peer group proposed in 2020, the Company was positioned below peer median on revenue and total enterprise value and above median on total assets and employee count. The Compensation Committee did not approve or affirm the proposed peer group from 2020 but did consider the information in connection with the 2021 compensation decisions. That proposed peer group consisted of the following companies:

Comparative Peer Group for 2020 and 2021

Cintas	Nielsen Holdings	McCormick & Company

CACI International Inc.	ABM Industries Incorporated	Robert Half International Inc.

Post Holdings, Inc.	Church & Dwight Co., Inc.	Equifax Inc.

ASGN Incorporated	Reynolds Consumer Products Inc.	Verisk An1alytics, Inc.

FTI Consulting, Inc.	Brightview Holdings, Inc.	Tetra Tech, Inc.	CoreLogic, Inc.

In 2021, the Compensation Committee, with the assistance of Semler Brossy, revisited the peer group information from 2020 to better reflect companies that, in aggregate, resemble the Company from a size, economics, talent and business focus perspective. As a result, in 2021, the Compensation Committee approved the following peer group for the Company, which was utilized in determining compensation for 2022:

Comparative Peer Group for 2022

Cintas	Nielsen Holdings	CACI International

ABM Industries	Robert Half International	ASGN

Reynolds Consumer Products	Verisk Analytics	FTI Consulting

BrightView Holdings	Tetra Tech	Korn Ferry

Coca Cola Consolidated	Insperity, Inc.	Hostess Brands, Inc.

Energizer Holdings, Inc.	Edgewell Personal Products

Spectrum Brands Holdings, Inc.	The Hain Celestial Group, Inc.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS

The following describes the primary components of our executive compensation program for each of our Named Executive Officers, the rationale for that component, and how compensation amounts are determined.

Base Salary

Our Named Executive Officers’ initial annual base salaries were established through arm’s-length negotiation at the time the individual was hired or promoted into their current role, taking into account his or her qualifications, experience and prior salary level. Thereafter, the relevant compensation committee has determined executive officer base salaries on a going forward basis.

As of the end of 2021, our Named Executive Officers annual base salaries were as follows:

Named Executive Officer	Annual Base Salary
Tanya Domier	$1,000,000
Brian Stevens	$600,000
Jill Griffin	$600,000

Annual Performance-Based Non-Equity Incentive Compensation

Historically, we have used performance-based non-equity incentive compensation, which we call our annual incentive, to motivate our executives, including our Named Executive Officers, to achieve our strategic annual financial objectives while making progress towards our longer-term growth and other goals.

In setting annual incentive performance objectives for 2021, the Compensation Committee of the Company’s board of directors considered the Company’s projected performance as well as performance and strategic objectives for individual executives. The amount of annual incentive that each Named Executive Officer was eligible to receive was based upon the attainment of financial performance objectives related to Adjusted EBITDA, as set forth in the Company’s publicly filed SEC documents for the year ended December 31, 2021. For purposes of the annual incentive financial performance objectives, Incentive EBITDA means for 2021, the Company’s Adjusted EBITDA for 2021 as further adjusted:

•	for the Impact of Acquisitions, and

•	by excluding the aggregate amount paid to our associates pursuant to our annual cash incentive plans.

Impact of Acquisitions means eliminating the impact of any acquisition that closed on or after March 1, 2020 except for the difference (positive or negative) between (i) the Adjusted EBITDA related to such acquisition for the particular period, and (ii) the Adjusted EBITDA for such acquisition during the corresponding period in the calendar year prior to such acquisition, as such historic Adjusted EBITDA for the acquisitions is determined and equitably adjusted if deemed appropriate by the Compensation Committee at the time of such acquisition.

The Incentive EBITDA performance objectives for 2021 provided for growth year-over-year; however, they were set during a period of significant uncertainty in light of the COVID-19 pandemic and the various governmental and private responses to it. The Incentive EBITDA performance objectives for 2021 also considered the estimate of $515 million of Adjusted EBITDA for 2021 that had been publicly disclosed in connection with the Transactions.

The Compensation Committee established and approved Level 1, Level 2 and Level 3 achievement levels for Incentive EBITDA performance. To the extent that performance was below the Level 1 performance level, there would be no automatic payment with respect to the Incentive EBITDA objective, and the potential payment for Incentive EBITDA performance is capped at the Level 3 performance level. To the extent achievement fell between different levels, the payment percentage would have been pro-rated.

The pre-established performance levels for Incentive EBITDA, as well as the potential maximum payout, were as follows for each of Ms. Domier, Mr. Stevens and Ms. Griffin:

Performance Level	Annual Incentive Maximum Opportunity (as a % of annual base salary)
Below Level 1	0
Level 1	50%
Level 2	100%
Level 3	150%

The COVID-19 pandemic and various governmental and private responses to the COVID-19 pandemic caused several challenges for our business in 2021, including:

•

Continued challenges with associate recruiting as unemployment benefit supplements from the US Federal government continued into September 2021, which proved to be an attractive alternative to the wages we offered to potential candidates;

•	Continued weakness in the level of the US labor force participation as compared to pre-pandemic levels;

•	Significant inflationary pressures on wages,

•	Continued restrictions on food service dining and in-store sampling that reduced the demand for certain of our services, and

•	Unexpected supply chain and logistical problems that reduced the demand for certain of our services.

Despite the foregoing challenges, the Company still achieved Adjusted EBITDA and Revenue growth year over year. However, the foregoing challenges did cause a slight shortfall in Incentive EBITDA performance of less than 1% as compared to the Level 1 performance objective for our three Named Executive Officers. In considering the above challenges, the Compensation Committee also considered:

•	the significant uncertainty during the period of setting the performance objectives;

•	the fact that the Company out-performed its estimate of $515 million of Adjusted EBITDA for 2021 that had been publicly disclosed in connection with the Transactions; and

•	the competitive market conditions for retaining executives and the critical need for business continuity and strategy to retain talent at the executive level.

As a result of the foregoing, the Compensation Committee exercised its discretion with respect to the annual incentive for the executive leadership group, including the three Named Executive Officers and awarded cash incentives commensurate with Level 1 performance with respect to the Incentive EBITDA performance objective. The annual cash incentives paid to our Named Executive Officers for 2021 were equal to 50% of salary and are set forth in the “Summary Compensation Table” below.

Long-Term Equity Incentive Compensation

Advantage Solutions Inc. 2020 Incentive Award Plan and ESPP

In connection with the Transaction, we adopted the Advantage Solutions Inc. 2020 Incentive Award Plan (the “2020 Plan”) in order to facilitate the grant of cash and equity incentives to our directors, employees (including the Named Executive Officers) and consultants and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The 2020 Plan became effective upon the approval thereof by our stockholders and we began making grants under this plan to our Named Executive Officers in January 2021, as described further below.

In addition, in connection with the Transactions, we adopted the Advantage Solutions Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”), which is designed to allow our eligible employees to purchase shares of our Class A common stock, at semi-annual intervals, with their accumulated payroll deductions and to enable us to obtain and retain services of these employees, which is essential to our long-term success. The 2020 ESPP became effective upon the approval thereof by our stockholders.

2021 Equity Grants

The Compensation Committee designed the 2021 long-term incentive program with the purposes of aligning management’s compensation opportunities with the long-term interests of our stockholders, retaining and incentivizing management in a manner consistent with market practice and providing an initial equity grant that provides management with a meaningful stake in our future. As a result, other than with respect to a single grant made to Ms. Griffin described below, the long-term equity awards made in 2021 to our Named Executive Officers were eligible to vest only upon the satisfaction of certain performance conditions critical to our strategy.

On January 4, 2021, the Compensation Committee recommended to the Board, and on January 5, 2021 the Board approved, the grant of performance restricted stock units with respect to our Class A common stock (“PSUs”) to Ms. Domier under the 2020 Plan. On January 4, 2021, the Committee approved grants of PSUs to Mr. Stevens and Ms. Griffin under the 2020 Plan. The PSUs are the first grants made to our Named Executive Officers under the 2020 Plan and are a component of their annual compensation for 2021. The PSUs are with respect to the following target number of shares: 662,500 (Ms. Domier); 300,000 (Mr. Stevens); and 300,000 (Ms. Griffin). Subject to the achievement of certain target performance objectives based on the Company’s PSU EBITDA (65% of the award) and Revenues (35% of the award), in each case for 2021, and the recipient’s continued service to the Company, the PSUs are scheduled to vest ratably on each of the first three anniversaries of the grant date and may vest from 0% to 150% of the target number of shares. Any shares that may be earned with respect to either PSU EBITDA or Revenue in excess of 100% as a result of above-target performance are scheduled to vest on the third anniversary of the Grant Date, subject to continued performance with respect to the objective at such level for fiscal years 2022 and 2023.

For purposes of the PSUs, PSU EBITDA for 2021 means the Adjusted EBITDA as set forth in the Company’s publicly filed SEC documents for the year ended December 31, 2021, as adjusted for the Impact of Acquisitions.

For purposes of the PSUs, Revenues for 2021 mean the Company’s revenues for the year ended December 31, 2021 calculated in accordance with the Company’s historical practices as mandated by U.S. generally accepted accounting principles, as adjusted by the Impact of Acquisitions. Impact of Acquisitions means eliminating the impact of any acquisition that closed on or after March 1, 2020 except for the difference (positive or negative) between (i) the Adjusted EBITDA and Revenues related to such acquisition for the particular period, and (ii) the Adjusted EBITDA and Revenues, respectively, for such acquisition during the corresponding period in the calendar year prior to such acquisition, as such historic Adjusted EBITDA and Revenues for the acquisition are determined and equitably adjusted if deemed appropriate by the Compensation Committee at the time of such acquisition.

On January 4, 2021, the Committee also approved a grant of restricted stock units with respect to our Class A common stock (“RSUs”) to Ms. Griffin with respect to 125,000 shares in recognition of Ms. Griffin’s increased responsibilities. Subject to Ms. Griffin’s continued service to the Company, the RSUs are scheduled to vest 50% on each of January 4, 2022 and 2023.

These awards are reflected in “Summary Compensation Table” below.

2021 PSU Performance Determination

In February 2022, the Compensation Committee determined payment for PSUs made in January 2021. The performance period for those awards ended on December 31, 2021 but remain subject to service-based vesting conditions, as described above. The Committee determined that the achievement of the performance objective applicable to the PSU EBITDA objective was 64.6% of target and the achievement of the performance objective applicable to the Revenues objective was 126.2% of target. In 2022, the Compensation Committee determined that the PSU EBITDA and Revenue metrics will be measured separately when determining whether above-target performance has been maintained for future year performance. Such determination is applicable to the PSUs grants made in 2021 and in 2022. As a result, the 26.2% above-target performance on Revenues for 2021 must be maintained in 2022 and 2023 in order for the corresponding above-target PSUs to vest in January 2024. Assuming there is no decline in performance with respect to Revenues in 2022 and 2023, an amount equal to approximately 9.2% of the target number of PSUs granted in January 2021 will vest in full in January 2024 as a result of the above-target Revenue performance for fiscal 2021.

The extent to which the 2021 PSU Performance Awards were earned is reflected in the “Outstanding Equity Awards at 2021 Year-End” Table on page 36.

Pre-2021 Topco Equity Awards

Prior to the Transaction, our Named Executive Officers were granted equity interests in Topco. These equity interests allowed our Named Executive Officers to share in the future appreciation of Topco’s equity value, subject to certain vesting conditions including continued employment and achievement of specified targets substantially similar to Adjusted EBITDA, as described above. These awards were also designed to foster a long-term commitment to us by our Named Executive Officers, balance to the short-term cash components of our compensation program, align a significant portion of our Named Executive Officers’ compensation to the interests of our principal equity holders, promote retention and reinforce our pay-for-performance philosophy.

The equity interests were granted pursuant to the limited partnership agreement of Topco in the form of profits interests, called “Common Series C Units.” Common Series C Units represent an ownership interest in Topco, providing the holder with the opportunity to receive, upon certain vesting events described below, a return based on the appreciation of Topco’s equity value from the date of grant. These Common Series C Units were issued as an upfront grant designed to provide a long-term incentive. The awards were structured so that if Topco’s equity value were to appreciate, the Named Executive Officer would share in the growth in value from the date of grant solely with respect to the vested portion of the Named Executive Officer’s Common Series C Units. Certain of the Common Series C Units have been designated as Common Series C-2 Units, which allow holders, including Mr. Stevens and Ms. Griffin, to receive priority “catch up” distributions up to total aggregate distributions to all

C-2 Unit holders of $35.0 million, subject to certain reductions. If Topco’s equity were not to appreciate in value or decrease in value in the future, then the Common Series C Units would have no value.

These equity awards also functioned as a retention device by including, in certain cases, both a time-vesting portion (vesting ratably over a four-year period, commencing on December 31 of the year of grant) and a performance vesting portion (the “20% IRR Vesting Units”). All time-vesting conditions of Topco equity awards granted to the Named Executive Officers have been achieved as of December 31, 2021. The 20% IRR Vesting Units vest upon the earlier to occur of: (i) a sale of (a) greater than 50% of the outstanding equity units of Topco held by the equity funds affiliated with or advised by each of CVC Capital Partners, and Leonard Green & Partners (an “Approved Partnership Sale”), or (b) substantially all of the assets of Topco and its subsidiaries, in each case that is approved by Topco’s board of directors, or (ii) a public offering, provided that, at the time of such event, the pre-tax internal rate of return to the Common Series A Limited Partners is at least 20% compounded annually with respect to the Common Series A Units held by them, based on cash proceeds received or, in respect of a sale of Topco or a sale of substantially all of its assets, available to be received by them pursuant to the definitive agreement relating thereto, and after giving effect to the vesting of the Common Series C Units in accordance with the terms of any Restricted Unit Agreement and the vesting of the Common Series D Units. The date and percentage of vesting described in clause (ii) of the prior sentence may be staggered over a two-year period depending on the event and timing of the achievement of the pre-tax internal rate of return to the Common Series A Limited Partners, and the 20% IRR Vesting Units shall not vest at or following the end of such two-year period if the vesting criteria are not met. These 20% IRR Vesting Units are subject to forfeiture upon an Approved Partnership Sale the pre-tax internal rate of return to the Common Series A Limited Partners is less than 20% compounded annually with respect to the Common Series A Units held by them.

Retirement Savings

We have established 401(k) retirement savings plans for our associates, including the Named Executive Officers, who satisfy certain eligibility requirements. Our Named Executive Officers are eligible to participate on the same terms as all of our associates. Under the 401(k) plans, eligible associates may elect to reduce their current compensation by up to the prescribed annual limit and contribute these amounts to the 401(k) plan. Subject to eligibility limits, we provide a matching contribution of up to 50% of the first 6% of salaries contributed by participating associates.

Other Benefits and Perquisites

Additional benefits received by our Named Executive Officers include certain benefits provided to our associates generally, including medical, dental and vision benefits, flexible spending and/or health care saving accounts, basic and voluntary life and accidental death and dismemberment insurance, short-term and long-term disability insurance, critical illness and accident insurance, as well as certain benefits provided only to certain members of management, including executive health care insurance premiums, supplemental disability insurance, monthly car allowances, financial counseling and club memberships. See “Executive Compensation—Summary Compensation Table” on page 34. Currently, as well as in the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. All future practices with respect to perquisites or other personal benefits for our Named Executive Officers will be approved and subject to periodic review by the Compensation Committee. We do not expect these perquisites and personal benefits to be a significant component of our compensation program.

Severance Benefits

We have entered into employment agreements with our Named Executive Officers, the material elements of which with respect to severance benefits are summarized below under “Potential Payments Upon Termination or Change in Control.”

SIGNIFICANT DEVELOPMENTS IN OUR EXECUTIVE COMPENSATION PROGRAM IN 2022

On March 1, 2022, the Company announced that Tanya Domier, the Company’s then Chief Executive Officer, would retire as Chief Executive Officer effective April 1, 2022 (the “Transition Date”). The Company’s then President and Chief Commercial Officer, Jill Griffin, succeeded Ms. Domier as Advantage’s Chief Executive Officer and joined the Company’s board of directors as of April 1, 2022. Ms. Domier will continue to serve the Company as the Board’s Executive Chair. James Kilts, the Company’s prior chair of the Board, will continue to serve as a member of the Board and as lead director.

New Domier Agreement

In connection with the appointment of Ms. Domier as Executive Chair of the Company, the Company and Ms. Domier entered into an Amended and Restated Employment Agreement (the “Amended Domier Agreement”), pursuant to which Ms. Domier will receive an annual base salary of $1.0 million commencing on the Transition Date through March 31, 2023 (the “Domier Term”). Ms. Domier will also be eligible to receive a target bonus of 150% of her base salary, subject to a maximum payout of 200% of base salary for 2022. As provided in the Domier Employment Agreement, the Company also granted Ms. Domier PSUs under the Company’s 2020 Incentive Award Plan with a grant date fair value (as calculated based on the closing price of the Company’s Class A common stock on the grant date) of $6.5 million vesting, subject to attainment of performance goals established by the Compensation Committee of the Board and continued service, on March 31, 2023. Ms. Domier will also be eligible to participate in the health insurance and benefit programs generally available to senior executives of the Company. Ms. Domier is not expected to receive an equity award of PSUs in 2023.

If the Company terminates Ms. Domier’s employment without cause or if Ms. Domier resigns for good reason (each as described in the Domier Employment Agreement), the Company will pay her severance benefits of: (i) continued payment of base salary for the remainder of the Domier Term, subject to continued compliance with covenants, (ii) a full bonus for the year of termination based on actual results for the performance period if terminated in 2022 and pro-rated bonus for year of termination based on actual results for full performance period if terminated other than in 2022, (iii) continued health insurance coverage at active employee rates for the remainder of the Domier Term and (iv) vesting of outstanding equity awards otherwise scheduled to vest in the one-year period following termination (with PSUs vesting at actual performance). Upon a termination of employment following the end of the Domier Term at which time Ms. Domier could not otherwise be terminated for cause, all outstanding equity awards shall automatically vest (with performance share units vesting at actual performance). In connection with the PSU grant described above, Ms. Domier entered into a new restrictive covenant agreement providing for restrictions on competition and solicitation of customers and employees for two years post-employment.

New Griffin Employment Agreement

In connection with the appointment of Ms. Griffin as Chief Executive Officer of the Company, the Company and Ms. Griffin entered into an Amended and Restated Employment Agreement (the “Amended Griffin Agreement”), pursuant to which Ms. Griffin will receive an annual base salary of $1.1 million, commencing on the Transition Date. Ms. Griffin will also be eligible to receive a target bonus of 150% of her base salary, subject to a maximum payout of 200% of base salary for 2022, the maximum payout to be determined by the Board for future years. As provided in the Griffin Employment Agreement, the Company made equity grants to Ms. Griffin under the Company’s 2020 Incentive Award Plan having an aggregate grant date fair value (as calculated based on the closing price of the Company’s Class A common stock on the grant date) of $6.5 million, 30% of which were granted in the form of options, 20% of which were granted in the form of RSUs, and 50% of which were granted in the form of PSUs, and in each case vesting over three years. The PSUs shall become eligible to vest upon the attainment of performance goals established by the Compensation Committee of the Board. Ms. Griffin will also be eligible to participate in the health insurance and benefit programs generally available to senior executives of the Company.

If the Company terminates Ms. Griffin’s employment without cause or if Ms. Griffin resigns for good reason (each as described in the Griffin Employment Agreement), the Company will pay her severance benefits of: (i) continued payment of base salary for 24 months following the date of termination, subject to continued compliance with covenants, (ii) a pro-rated bonus for year of termination based on actual results for the full performance period in which employment terminates, (iii) 24 months health insurance coverage at active employee rates and (iv) pro-rated vesting of outstanding equity awards for the year of termination (with PSUs vesting at actual performance).

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Internal Revenue Code (the “Code”) generally limits, for U.S. corporate income tax purposes, the annual tax deductibility of compensation paid to certain current and former executive officers to $1 million. Although the Company believes that tax deductibility of executive compensation is an important consideration, the Compensation Committee in its judgement has authorized, and may in the future authorize, compensation payments that are not fully tax deductible or modify compensation programs and practices without regard for tax deductibility when it believes that such compensation is appropriate.

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual receiving the excess payment. Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our Named Executive Officers in the future, we anticipate that the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G. However, the Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent. We do not provide for excise tax gross-ups to our executives and the employment agreements for each of Mr. Stevens and Ms. Griffin provide for a potential reduction in excess parachute payments as described below under “Potential Payments Upon Termination or Change in Control.

We follow Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718, for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an associate is required to render service in exchange for the award. Grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC 718. We anticipate that the Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION-RELATED RISK

The Compensation Committee, with input from management and external advisors, monitors our compensation policies and practices, including those for our Named Executive Officers, to ensure that these policies and practices do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. Given the nature of our business, and the material risks we face, we believe that our compensation plans, policies and programs are not reasonably likely to give rise to risk that would have a material adverse effect on our business.

EXECUTIVE SHARE OWNERSHIP GUIDELINES

In 2021, following a recommendation from the Compensation Committee, our board of directors established share ownership guidelines in order to align the interests of key executives of the Company with the Company’s stockholders by ensuring that those key executives have substantial ownership of the Company’s common stock. The guidelines provide that, within five years, certain key executives are expected to acquire and establish holdings in our stock equal in value to a multiple of base salary, depending on their positions, as follows:

Covered Executives	Minimum Shareholding Requirement:
Chief Executive Officer	6x salary
Named Executive Officers	3x salary
Other Senior Executive Team Members	1x salary

Until an executive’s minimum shareholding requirement is achieved, the executive will be required to retain 50% of the net shares received from equity awards that vest after the second anniversary of the effective date of the guidelines (or the first anniversary in the case of executive officers). If an executive has not satisfied the minimum shareholding requirement within the relevant compliance period, the executive must retain 100% of the net shares described in the previous sentence (rather than 50%) until the minimum shareholding requirement is satisfied.

If a certain key executive becomes subject to a greater ownership amount due to promotion or increase in base salary, such executive is expected to meet the higher ownership threshold within five years of the promotion or base salary increase. The Compensation Committee will periodically monitor the application of these guidelines and, at least once per year, prepare a report on compliance with the guidelines and deliver the report to the Board.

ANTI-HEDGING POLICY

All of our officers, directors and employees and certain consultants specified by our management are prohibited from engaging in hedging transactions relating to our securities. In addition, such persons are also prohibited from pledging our securities to secure loans. Additionally, spouses, minor children and any other family member sharing the same household as the foregoing, as well as any other account, trust or entity over which the foregoing may make or influence investment decisions, whether or not the securities are held directly or indirectly, are similarly prohibited from engaging in such hedging transactions.

EXECUTIVE COMPENSATION RECOUPMENT (CLAWBACK) POLICY

In 2022, following a recommendation from the Compensation Committee, our board of directors adopted a recoupment policy that authorizes the board of directors (or a designated committee thereof) to determine whether to require recoupment of incentive compensation paid or awarded to any executive officer if certain conditions are met. For purposes of this policy, incentive compensation includes all short-term and long-term incentive awards (including cash and equity awards) paid, granted, vested, settled or accrued.

Our board of directors may require recoupment if the executive officer engaged in fraud, intentional misconduct leading to material reputational or financial harm to the Company or contributed to the need for a material restatement of the Company’s financial statements filed with the SEC. If our board of directors determines that any incentive compensation paid or awarded to such executive officer during the three years before the restatement or the material reputational or financial harm would not have been awarded or would have been awarded at a lower amount, our board of directors may require recovery or forfeiture to the Company of any excess incentive compensation received by such executive officer.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement. Based on this review and these discussions, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Members of the Compensation Committee
Beverly F. Chase, Chairperson	Timothy J. Flynn
Tiffany Han	Brian K. Ratzan

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our Named Executive Officers for the years ended December 31, 2021, 2020, and 2019.

Name and Principal Position		Year	Salary ($)(1)	Bonus ($)	Stock Awards(2)($)		Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Tanya Domier	Chief Executive Officer	2021	1,000,000		8,731,750		500,000	98,694	10,330,444
		2020	500,000	12,000,000	—		1,500,000	74,523	14,074,523
		2019	850,000	—	—		1,300,000	68,535	2,218,535
Brian Stevens	Chief Financial Officer and Chief Operating Officer	2021	600,000		3,999,000		300,000	57,213	4,956,213
		2020	600,000	5,000,000	—		900,000	57,755	6,557,755
		2019	588,477	—	—		880,000	56,008	1,524,485
Jill Griffin	President and Chief Commercial Officer	2021	600,000		5,665,250		300,000	61,721	6,626,971
		2020	600,000	5,000,000	557,500	(5)	900,000	53,695	7,111,195
		2019	574,615	—	—		880,000	47,187	1,501,802

(1)

Ms. Domier advised the Compensation Committee that it would best serve the Company for her not to receive her full salary in 2020, and the Compensation Committee determined with the support of Ms. Domier to reduce her base salary for 2020 by $500,000 that would otherwise have been payable under her employment agreement.

(2)

Represents the aggregate grant date fair value, based on the valuation methodology (including assumptions) set forth in footnote 11 to the Consolidated Financial Statements of Advantage Solutions Inc., as filed with the SEC in the Company’s Annual Report on Form 10-K for 2021, of the PSUs and RSUs granted. PSUs are valued at target. If the performance share awards were valued at maximum, the amounts shown in the column would be: Ms. Domier, $13,097,625; Mr. Stevens, $5,998,500; and Ms. Griffin, $5,998,500.

(3)

Represents payments of annual performance-based non-equity incentive compensation in respect of the year earned. See the discussion regarding annual incentive compensation in “Compensation Discussion and Analysis” beginning on page 23 for further information regarding the performance measures.

(4)	Amounts in this column include the following for the year ended December 31, 2021:

Name	Car Allowance ($)	Club Membership ($)	401(k) Matching Contribution ($)	Health Reimbursement ($)	Disability Premium ($)	Life Insurance Premiums ($)	Total ($)
Tanya Domier	27,000	30,259	8,700	13,980	18,455	300	98,694
Brian Stevens	24,000	13,484	8,700	1,684	9,045	300	57,213
Jill Griffin	24,000	—	8,700	19,677	9,044	300	61,721

(5)

In 2020, Ms. Griffin received a grant of Topco Common Series C-2 Units under the limited partnership agreement of Topco. There is no public market for the Common Series C-2 Units. For purposes of this disclosure, we have valued the Common Series C-2 Units using a third-party valuation on a per-unit basis of the profits interests as of the grant date, with respect to 2,500 Units granted with immediate vesting on May  6, 2020 and reflects the intrinsic value of the profits interests as of the applicable vesting date.

GRANTS OF PLAN-BASED AWARDS IN 2021

The following table sets forth information regarding grants of plan-based awards made to the Named Executive Officers during the year ended December 31, 2021.

		Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards: Number of shares of stock	All other option awards: Number of securities underlying	Exercise or base price of option	Grant date fair value of stock and
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or units (#)	options (#)	awards ($/Sh)	option awards
Tanya Domier	—	500,000	1.000,000	1,500,000
	01/05/2021				331,250	662,500	993,750				8,731,750
Brian Stevens	—	300,000	600,000	900,000
	01/04/2021				150,000	300,000	450,000				3,999,000
Jill Griffin	—	300,000	600,000	900,000
	01/04/2021				150,000	300,000	450,000				3,999,000
	01/04/2021							125,000			1,666,250

(1)	Threshold, target and maximum payouts represent Level 1, Level 2 and Level 3 performance levels, respectively, regarding our annual incentive as discussed above.
(2)

Represents awards of PSUs awarded in 2021 and earned based on the performance period that began on January 1, 2021 and ended on December 31, 2021. The number of shares issuable pursuant to the awards was determined in 2022 and PSUs are scheduled to vest ratably on each of the first three anniversaries of the grant date; provided that any shares earned in excess of 100% based on performance above the Revenue target are scheduled to vest on the third anniversary of the Grant Date, subject to the requirement that above-target performance for Revenues for 2021 is maintained in 2022 and 2023. For additional information on the specific terms of the PSUs see “Long-Term Equity Incentive Compensation – 2021 Equity Grants” in the “Compensation Discuss and Analysis” above. For additional information on the number of PSUs earned in 2022, see the “Outstanding Equity Awards at 2021 Year-End” table below.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We are party to employment agreements with each of our Named Executive Officers. The material elements of these employment agreements are summarized below.

Tanya Domier

In 2021, Ms. Domier served as our Chief Executive Officer and was party to an employment agreement with our primary operating company, Advantage Sales & Marketing LLC. Pursuant to her employment agreement, in 2021, Ms. Domier was eligible to receive an annual base salary of $1,000,000 and an annual incentive equal to up to 150% of her annual base salary. Further, she was eligible to participate in the Company’s standard benefits plans, as well as our executive health care reimbursement program, executive long-term disability plan and other benefit programs offered to executives and an automobile allowance.

Ms. Domier’s employment agreement provided for certain payments upon a “qualifying termination”, as well as post-employment restrictive covenants. The material elements of these provisions are described below under “Potential Payments Upon Termination or Change in Control.”

In connection with Ms. Domier’s appointment as Executive Chair of the Board effective April 1, 2022, the Company entered into an Amended and Restated Employment Agreement with Ms. Domier, effective as of April 1, 2022. For the material terms of this agreement see “Significant Developments in our Executive Compensation Program in 2022,” beginning on page 31.

Brian Stevens and Jill Griffin

In 2021, Mr. Stevens served as our Chief Financial Officer and Chief Operating Officer and Ms. Griffin served as our President and Chief Commercial Officer, in each case pursuant to an employment agreement with our primary operating company, Advantage Sales & Marketing LLC. Pursuant to these employment agreements, each of Mr. Stevens and Ms. Griffin was eligible to receive an annual base salary of at least $600,000, subject to reduction in the event the Company’s EBITDA is below $350 million. They were each also eligible to receive an annual incentive of up to 150% of his or her respective annual base salary. Mr. Stevens and Ms. Griffin were also eligible to participate in the Company’s standard benefits plans, as well as our executive health care reimbursement program, executive long-term disability plan and other benefit programs offered to executives and an automobile allowance.

Mr. Stevens’ and Ms. Griffin’s employment agreements provided for certain payments upon a “qualifying termination”, as well as post-employment restrictive covenants. The material elements of these provisions are described below under “Potential Payments Upon Termination or Change in Control.”

In connection with Ms. Griffin’s appointment as chief executive officer effective April 1, 2022, the Company entered into an Amended and Restated Employment Agreement with her, effective as of April 1, 2022. For the material terms of this agreement see “Significant Developments in our Executive Compensation Program in 2022,” beginning on page 31.

OUTSTANDING EQUITY AWARDS AT 2021 YEAR-END

The following table summarizes the number of unvested Common Series C Units of Topco, PSUs and RSUs held by the Named Executive Officers as of December 31, 2021. The market values below for outstanding PSUs and RSUs were computed using the closing price of Class A common stock on December 31, 2021, which was $8.02. For information on all Units of Topco held by the Named Executive Officers, see “Security Ownership of Certain Beneficial Owners and Management—Topco” on page 47. For more information on the PSUs and RSUs held by the Named Executive Officers see “2021 Equity Grants” on page 28.

		Share-based awards
Name	Grant Date	Number of shares or units that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Tanya Domier	12/23/2014			11,663.500	(2)(3)	0	(8)
	1/5/2021	510,058	4,090,665	152,442	(4)	1,222,585
Brian Stevens	12/23/2014			2,500,000	(2)(5)	0	(8)
	1/4/2021	230,970	1,852,379	69,030	(6)	553,621
Jill Griffin	12/23/2014			875.00	(2)(5)	0	(8)
	2/25/2016			750.00	(2)(5)	0	(8)
	2/15/2017			31.250	(2)(7)	0	(8)
	1/4/2021	355,970	2,854,879	69,030	(6)	553,621

(1)

Represents PSUs awarded in 2021 and earned based on the performance period that began January 1, 2021 and ended on December 31, 2021. The number of shares issuable pursuant to the awards was determined in 2022 and PSUs are scheduled to vest ratably on each of the first three anniversaries of the grant date; provided that any shares earned in excess of 100% based on performance above the Revenue target are scheduled to vest on the third anniversary of the Grant Date, subject to the requirement that the above-target performance on Revenues for 2021 is maintained in 2022 and 2023. In addition, for Ms. Griffin, represents 125,000 RSUs awarded in 2021, which vest ratably on each of the first and second anniversaries of the grant date.

(2)

Represents unearned and unvested 20% IRR Vesting Units and unvested PSUs and RSUs. The 20% IRR Vesting Units vest upon the earlier to occur of: (i) an Approved Partnership Sale or a sale of substantially all of the assets of Topco and its subsidiaries, in each case that is approved by Topco’s board of directors, or (ii) a public offering, provided that, at the time of such event, or over a staggered two year period, the pre-tax internal rate of return to the Common Series A Limited Partners is at least 20% compounded annually with respect to the Common Series A Units held by them, based on cash proceeds received or, in respect of a sale of Topco or a sale of substantially all of its assets, available to be received by them pursuant to the definitive agreement relating thereto, and after giving effect to the vesting of the Common Series C Units in accordance with the terms of any Restricted Unit Agreement and the vesting of the Common Series D Units. For further information, see “Compensation Discussion and Analysis—Executive Compensation Program Components—Long-Term Equity Incentive Compensation—Pre-2021 Topco Equity Awards” on page 29.

(3)	A total of 12,000 units were transferred to a trust for estate planning purposes on December 29, 2016 and April 5, 2017.
(4)

Includes (i) 60,950 PSUs that will vest on January 4, 2024, subject to the requirement that the above-target performance on Revenue for 2021 is maintained in 2022 and 2023 and (ii) 91,492 PSUs that were forfeited on March 1, 2022 for no consideration.

(5)	Such units were transferred to a trust for estate planning purposes on December 27, 2016.
(6)

Includes (i) 27,600 PSUs that will vest on January 4, 2024, subject to the requirement that the above-target performance on Revenue for 2021 is maintained in 2022 and 2023 and (ii) 41,430 PSUs that were forfeited on March 1, 2022 for no consideration.

(7)	Such units were transferred to a trust for estate planning purposes on April 24, 2019.
(8)

There is no public market for the Common Series C Units. For purposes of this disclosure, we have valued the Common Series C Units using a third-party valuation on a per-unit basis as of December 31, 2021. The amount reported above under the heading “Market Value of Units That Have Not Vested” reflects the intrinsic value of the profits interests as of December 31, 2021.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As discussed above, we have entered into employment agreements with each of our Named Executive Officers that provide for certain payments upon a qualifying termination of employment, which is defined to mean a termination of employment: (1) by the Company other than for “cause” or by the Named Executive Officer for “good reason” (as such terms are defined in the applicable employment agreement, a summary of which is provided below) or (2) due to the Named Executive Officer’s death or disability. The following table summarizes the payments that would be made to our Named Executive Officers upon the occurrence of a qualifying termination of employment, assuming that each Named Executive Officer’s termination of employment with us occurred on December 31, 2021. Our employment agreements do not provide for additional payments upon a change in control. Amounts shown do not include (i) accrued but unpaid salary through the date of termination or (ii) vested benefits already earned or accrued by the Named Executive Officer prior to termination.

Name	Benefit	Termination without Cause or for Good Reason(2)	Termination due to death or Disability (3)
Tanya Domier	Severance pay	$2,000,000	$1,000,000
	Healthcare Benefits(1)	$55,881	$27,941
Brian Stevens	Severance pay	$900,000	$600,000
	Healthcare Benefits(1)	$35,946	$22,829
Jill Griffin	Severance pay	$900,000	$600,000
	Healthcare Benefits(1)	$36,824	$23,664

(1)

Reflects company portion of payments made during the severance period described below. For termination due to death or disability, healthcare benefits continue only for termination related to disability.

(2)

The amounts in this column are payable in connection with a termination without “cause” or for “good reason” (other than “good reason” due to delivery by the Company of notice of non-renewal, in which case the severance amount would have been $1,000,000 for Ms. Domier) whether before or after a change in control. Receipt of these payments and benefits is conditioned on the Named Executive Officer’s execution of a release in favor of the Company.

(3)	The amounts in this column are payable in connection with a termination due to death or Disability whether before or after a change in control.

We are party to employment agreements with each of our Named Executive Officers that provide for certain payments upon a “qualifying termination”, as well as post-employment restrictive covenants. The material elements of these provisions are summarized below.

Tanya Domier

Ms. Domier would have received the following termination payments and benefits if we terminated her employment without “cause” or if she terminated her employment with us for “good reason” pursuant to her employment agreement in effect as of December 31, 2021, in addition to compensation she would have earned as of the termination date and benefits generally available to all salaried employees: (1) continuing base salary payments for 24 months; and (2) health insurance coverage on the same terms as active employees for 24 months, or if earlier, upon becoming covered by the health insurance policy of a subsequent employer. In addition, if Ms. Domier were to experience a qualified termination after the end of a year and prior to payment of the annual incentive, she would be entitled to receive the annual incentive payment as determined based on actual performance achievement and paid at the same time annual incentives are paid to other participants in the annual incentive program.

In the event of a termination of her employment due to her death or “disability”, or due to the Company’s non-renewal of her employment agreement, Ms. Domier would be entitled to 12 months of continuing base salary payments, and in the event of a termination of employment due to “disability,” health insurance coverage on the same terms as active employees for 12 months, or if earlier, upon her becoming covered by the health insurance policy of a subsequent employer.

Under the terms of her employment agreement, Ms. Domier has agreed not to disparage the Company during her employment term or for a period of 24 months following the employment term.

Brian Stevens and Jill Griffin

Mr. Stevens and Ms. Griffin would each have received the following termination payments and benefits if we terminated their employment without “cause” or if they terminated their employment with us for “good reason” pursuant to their employment agreements in effect as of December 31, 2021, in addition to compensation they would have earned as of the termination date and benefits generally available to all salaried employees: (1) continuing base salary payments for 18 months; and (2) health insurance coverage on the same terms as active employees for 18 months, or if earlier, upon becoming covered by the health insurance policy of a subsequent employer. In the event that any of these payments would become non-deductible to us under Section 280G of the Code or would subject the Named Executive Officer to the excise tax under Section 4999 of the Code, amounts payable under the applicable employment agreement will be reduced to the level at which the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive. In addition, if Mr. Stevens or Ms. Griffin were to experience a qualified termination after the end of a year and prior to payment of the annual incentive, he or she would be entitled to receive the annual incentive payment as determined based on actual performance achievement and paid at the same time annual incentives are paid to other participants in the annual incentive program.

In the event of a termination of employment due to death or “disability,” each of Mr. Stevens and Ms. Griffin would be entitled to 12 months of continuing base salary payments, and in the event of a termination of employment due to disability, health insurance coverage on the same terms as active employees for 12 months, or if earlier, upon becoming covered by the health insurance policy of a subsequent employer.

Under the terms of each of their employment agreements, Mr. Stevens and Ms. Griffin have agreed not to disparage the Company during their employment term or for a period of 24 months following the employment term.

Key Definitions

A termination for “cause” for our Named Executive Officers will generally be triggered by one of the following: (i) dishonesty or gross negligence in the performance of the Named Executive Officer’s duties that if curable is not cured within 10 days of notice, (ii) for Ms. Domier, failure to comply with a written directive from our board of directors and, for Mr. Stevens and Ms. Griffin, willful or continued failure to perform the Named Executive Officer’s duties in each case, that if curable is not cured within 10 days of notice, (iii) for Ms. Domier intentional misconduct which continues beyond 10 days after a demand to cease such conduct, failure and, for Mr. Stevens and Ms. Griffin, intentional misconduct that if curable is not cured within 10 days of notice, (iv) conviction or nolo contendere or guilty plea to a crime that constitutes a felony or a misdemeanor involving moral turpitude, (v) a material breach of the employment agreement or any restrictive covenant agreement that if curable is not cured within 10 days of notice; (vi) a violation of any material written policy of the Company, including those pertaining to harassment, discrimination, and drug and alcohol abuse that if curable is not cured within 10 days of notice or (vii) a confirmed positive illegal drug test.

A termination for “good reason” for our Named Executive Officers will generally be triggered by one of the following: (i) a reduction in base salary (other than as specifically provided for in the employment agreement), (ii) the relocation of the Named Executive Officer’s principal place of employment to more than 50 miles from the current principal place of employment, (iii) a material breach of the employment agreement by the Company, (iv) a diminution or other reduction in title or, for Mr. Stevens and Ms. Griffin, the requirement to report to anyone other than the CEO.

The Company may terminate a Named Executive Officer’s employment for “disability” if the Named Executive Officer is unable to perform his or her duties for a period of 26 weeks within any 12-month period.

For information on the payments upon a “qualifying termination”, under the New Domier Agreement and the New Griffin Agreement, see “Significant Developments in Our Executive Compensation Program in 2022,” beginning on page 31.

CEO PAY RATIO—2021

For 2021, the annual total compensation of our median employee was $14,328, and the annual total compensation of Ms. Domier, was $10,330,444. The ratio of these amounts is 721 to 1.

To identify our median employee, we used a consistently applied compensation measure (“CACM”) to all employees on our worldwide payroll as of December 31, 2021, including full time, part-time, regular, and temporary employees.

Our CACM consisted of gross earnings as of December 31, 2021 (annualized for permanent employees on leave of absence or not employed for the full year) as obtained from our internal payroll systems. Exchange rates were applied as of the determination date to convert all non-U.S. currencies into U.S. dollars. Other than annualizing base salary for permanent employees, we did not make any compensation adjustments whether for cost of living or otherwise in the identification process.

The median employee’s annual total compensation for fiscal 2021 was determined using the same methodology used to determine Ms. Domier’s annual total compensation set forth in the “Summary Compensation Table” on page 34.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act. SEC regulations permit companies to adopt a variety of methodologies, apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices and other factors unique to their workforce and business operations when calculating their pay ratio. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The following includes a summary of transactions since January 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled “Executive Compensation.”

Management Services Agreements

In connection with the 2014 Topco Acquisition, and as later amended on September 29, 2014, Advantage Sales & Marketing Inc., our wholly owned subsidiary, was a party to a management services agreement with management companies associated with CVC Capital Partners, Leonard Green & Partners, Centerview Capital, and Juggernaut Capital Partners (collectively, the “Original Sponsors”), pursuant to which such parties have provided management, consulting and financial planning services to us and our subsidiaries. In exchange for those services, we have paid the Original Sponsors (other than Centerview Capital) an aggregate annual fee of $4.0 million, payable in equal monthly installments and pro rata with respect to the respective ownership percentage of Topco of such Advantage Sponsors (other than Centerview Capital), and we agreed to reimburse such Original Sponsors for all reasonable out-of-pocket expenses incurred in connection with the services rendered under the management services agreement. When we completed the Daymon Acquisition, Daymon had an existing management services agreement in place with Bain Capital Private Equity LP, or Bain Capital., that provided for an annual aggregate fee of $1.5 million. Subsequent to the completion of the Daymon Acquisition, the foregoing management services agreements were amended to cause (i) Bain Capital to become a sponsor under, and to receive certain fees pursuant to, the 2014 management services agreement with the Original Sponsors and associated management companies, and (ii) the Original Sponsors to receive certain fees pursuant to Daymon’s management services agreement with Bain Capital, and as a result, our annual management fees were $5.5 million. As of the closing of the Transactions, these agreements terminated other than certain provisions, which survive, related to indemnification and expense advancement in favor of the Original Sponsors and Bain Capital.

Limited Partnership Agreement

In 2014, equity funds affiliated with the Original Sponsors as well as certain members of our management, all of whom owned equity interests in Topco, entered into a limited partnership agreement with respect to their investment. On December 18, 2017, in connection with the Daymon Acquisition, the parties to the limited partnership agreement, along with an equity fund advised by Bain Capital, and Yonghui Investment Limited amended and restated the limited partnership agreement of Topco. On September 7, 2020, in connection with the Transactions, the limited partnership agreement was further amended and restated. This limited partnership agreement, as amended and/or restated from time to time, which we refer to as Topco’s limited partnership agreement or the Topco limited partnership agreement, contains agreements among the parties with respect to, among other things, restrictions on the issuance or transfer of interests in Topco, appointments of Topco directors, and the management and operations of Topco.

Units of Topco

Topco has four classes of equity securities: Common Series A Units, Common Series B Units, Common Series C Units (including Common Series C-2 Units) and Common Series D Units.

Under Topco’s limited partnership agreement, except as required by law, only Common Series A Units are entitled to vote on matters requiring approval of the partnership, provided however, that until certain liquidity events occur, all actions requiring the vote or approval of the partnership must be approved by a majority of the units held by the equity funds affiliated with or advised by CVC Capital Partners and a majority of the units held by the equity funds affiliated with or advised by Leonard Green & Partners.

Common Series A Units

Common Series A Units were originally issued to equity funds affiliated with or advised by CVC Capital Partners, Leonard Green & Partners, Centerview Capital, and Juggernaut Capital Partners, and additional Common Series A Units were issued to an equity fund advised by Bain Capital and to Yonghui Investment Limited in connection with the Daymon Acquisition.

Common Series B Units

Common Series B Units originally were issued to our management at the time of the 2014 Topco Acquisition as rollover equity interests, and additional Common Series B Units were issued to Daymon’s management in connection with the Daymon Acquisition.

Common Series C Units

Common Series C Units have generally been issued to members of our management and certain directors of Topco since the 2014 Topco Acquisition, which consist of Time Vesting Units and 20% IRR Vesting Units, which are all subject to certain additional vesting requirements, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity-Based Compensation” and elsewhere in our Annual Report on Form 10-K for the 2021 fiscal year. In addition, certain Common Series C Units were issued in connection with the Daymon Acquisition to Daymon employees, certain of which are deemed to be vested upon issuance, and certain of which vest in four equal installments on each of the first four anniversaries following the completion of the Daymon Acquisition, subject to such employee’s continued employment with us. The Common Series C-2 Units have been issued to members of our management, which are subject to forfeiture upon certain events, including (i) certain terminations of such employee’s employment with us or (ii) if the equity funds affiliated with or advised by CVC Capital Partners and Leonard Green & Partners do not receive certain threshold returns on their capital contributions.

Common Series D Units

Common Series D Units are held exclusively by Centerview Capital, L.P. and Centerview Employees, L.P., which were granted in exchange for services provided to us.

Distributions on Units of Topco

Any distributions made by Topco will be made (i) first, 100% to all holders of Common Series A Units and Common Series B Units, ratably among such holders in proportion to their then-aggregate unreturned capital contributions, until such unreturned capital amounts are paid in full; (ii) second, 100% to all holders in proportion to their then-outstanding units held (other than Common Series C-2 Units), provided that in the event any amounts otherwise distributable to holders of Common Series C Units are not distributable to such holders due to the application of certain threshold limitations set forth in Topco’s limited partnership agreement, such amount shall be distributed ratably to holders of then-outstanding Common Series C-2 units, up to total distributions of $35.0 million, subject to certain reductions (the “Targeted Common Series C-2 Amount”); and (iii) third, following the time upon which holders of Common Series C-2 Units have received distributions equal to the Targeted Common Series C-2 Amount, 100% to all holders in proportion to their then-outstanding units held (other than Common Series C-2 Units), subject, in each case, to certain restrictions. Notwithstanding the foregoing, to the extent certain holders of Common Series C Units that were previously Daymon affiliates receive a distribution for such Common Series C Units, 50% of such distribution shall reduce, on a dollar-for-dollar basis, the distributions that would otherwise be payable to other Daymon-affiliated holders of other classes of units.

Exchange of Units of Topco for Shares of Our Class A Common Stock

Subject to certain limitations, in the event that Topco elects to register the sale of any of the shares of our Class A common stock that Topco holds in a manner that would have entitled a unitholder of Topco to participate in such registration pursuant to the Registration Rights Agreement (included in Exhibit 10.3), such holder may elect to exchange its units for shares of our Class A common stock held by Topco or to participate in such registration with respect to such shares, in each case, with regard to the number of shares of our Class A common stock then held by Topco that such holder would then be entitled to receive pursuant to the terms of Topco’s limited partnership agreement.

Prior to the 42-month anniversary of the closing of the Transactions, if Topco elects to make any direct or indirect, in-kind distribution of shares of our Class A common stock then held by Topco to any of the holders of Common Series A Units, the holders of certain vested units of Topco may elect to exchange for such holders’ units, subject to certain restrictions, the number shares of our Class A common stock then held by Topco that such holder would then be entitled to receive pursuant to the terms of Topco’s limited partnership agreement.

Upon the 42-month anniversary of the closing of the Transactions, each holder of Common Series B Units, Common Series C Units and Common Series C-2 Units will receive, in exchange for such units then outstanding, shares of our Class A common stock then held by Topco equal to the number shares of our Class A common stock then held by Topco that such holder would then be entitled to receive pursuant to the terms of Topco’s limited partnership agreement. Any such Class A common stock held by Topco and distributed in exchange for units of Topco shall be subject to any vesting, forfeiture and transfer restrictions then existing with respect to Common Series B Units, Common Series C Units and Common Series C-2 Units that remain unvested at the consummation of such exchange.

With respect to any permitted exchange of units of Topco for shares of our Class A common stock described above, a holder of such units may receive up to a number of shares of our Class A common stock based on an exchange ratio derived from the value to which such holder would otherwise be entitled had Topco sold all of its assets for fair market value and had the proceeds of such sale been distributed in accordance with the priority for distributions as described above under “—Distributions on Units of Topco.” No additional shares of our Class A common stock will be issued by us in connection with any distribution of Class A common stock owned by Topco to any unitholders of Topco in respect of or in exchange for Topco units.

The units of Topco are not be publicly traded, but, pursuant to Topco’s limited partnership agreement (and subject to the contractual lockup agreement to which our shares held by Topco are subject following the business combination), Topco will be required to use its commercially reasonable efforts to distribute shares of our Class A common stock in redemption of the units held by affiliates of Centerview Capital, repurchase such units for cash, or otherwise provide an opportunity for such affiliates of Centerview Capital to transfer their units as if the units were publicly traded.

Term Loan Facility

Certain funds managed by CVC Credit Partners, which is part of the same network of companies providing investment management advisory services operating under the CVC brand as CVC Capital Partners, acted as lenders under our term loan facility entered into effective as of the closing of the Transactions. As of December 31, 2021, the funds managed by CVC Credit Partners held approximately $6.2 million of the aggregate principal outstanding under this facility.

First and Second Lien Term Loans

Prior to the closing of the Transactions, the funds managed by CVC Credit Partners under our first lien term loans and second lien term loans were $100.2 million and $31.1 million, respectively, as of December 31, 2019.

During the year ended December 31, 2021, the funds managed by CVC Credit Partners received approximately $0.1 million in repayments of principal and approximately $0.4 million in interest payments with respect to our first lien term loans. CVC Capital Partners did not have any decision-making authority over the relevant funds of CVC Credit Partners in their capacity as lenders under our first lien term loans or second lien term loans.

Intercompany Promissory Notes

From time to time, Advantage Sales & Marketing Inc. entered into intercompany loan agreements with Topco, pursuant to which Topco has borrowed various amounts totaling $6.0 million from Advantage Sales & Marketing Inc. to facilitate the payment to certain former associates for their equity interests in Topco. On September 1, 2020, Advantage Sales & Marketing Inc. entered into an intercompany loan agreement with Topco consolidating all outstanding amounts under the prior agreements. Pursuant to the intercompany loan agreement Topco borrowed $6.0 million at an interest rate of 0.39% per annum. This loan matures on December 31, 2023 and is pre-payable at any time without penalty.

Other Relationships

One of our retailer clients, BJ’s Wholesale Club Holdings, Inc., was previously controlled by equity funds affiliated with or advised by CVC Capital Partners and Leonard Green & Partners. We principally provide in-club product demonstration and sampling services to this client as well as ancillary support services, including for example, seasonal gift wrapping, on-floor sales assistance and display maintenance. In fiscal years 2021, 2020, and 2019, we received revenues of $0, $3.9 million, and $41.8 million, respectively, from BJ’s Wholesale Club Holdings, Inc. We believe the terms obtained and consideration that we received during such time as BJ’s Wholesale Club Holdings, Inc. (A) was controlled by equity funds affiliated with or advised by CVC Capital Partners and Leonard Green & Partners were, or (B) had one or more directors who also served on the board of Topco, were comparable to terms available or amounts that would be paid or received, as applicable, in arm’s-length transactions with parties unrelated to us.

Indemnification Under Certificate of Incorporation and Bylaws; Indemnification Agreements

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”), subject to certain exceptions contained in our Bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.

We have also entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements.

Policy Regarding Related Party Transactions

Our board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on NASDAQ. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we were, are or will be a participant, (ii) the aggregate amount involved exceeds $120,000, and (iii) a related person has or will have a direct or indirect material interest, in each case, other than compensation arrangements approved by the Audit Committee. For purposes of the policy, a related person is (a) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of us or a nominee to become a director of us, (b) any person who is known to be the beneficial owner of more than 5% of our voting securities, (c) any immediate family member of any of the foregoing persons sharing the same household as such person, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest. The Audit Committee reviews and approves, or ratifies, each related party transaction, taking into account whether the terms are comparable to those obtained in an arm’s length transaction, the extent of the related person’s interest and other factors. If advance approval of a related party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chair of the Audit Committee, subject to ratification by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of the Class A common stock as of April 1, 2022, by:

•	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Class A common stock;

•	each Named Executive Officer, director and director nominee of the Company; and

•	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 318,750,748 shares of Class A common stock issued and outstanding as of April 1, 2022, and do not take into account the issuance of any shares of Class A common stock upon the exercise of warrants to purchase up to shares of Class A common stock that remain outstanding.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Class A common stock and preferred stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Class A common stock	Percent Owned
Directors, Director Nominees and Named Executive Officers:
Tanya L. Domier	470,931	*
Jill Griffin	515,394	*
Brian Stevens	250,417	*
Ronald E. Blaylock (2)	49,700	*
Cameron Breitner	—
Beverly F. Chase (2)	24,700	*
Virginie Costa (2)	24,700	*
Timothy J. Flynn (3)	15,450,000	4.8%
Tiffany Han	—
James M. Kilts (2)	193,287	*
Robin Manherz (2)	13,243	*
Adam Nebesar	—	—
Deborah Poole	—	—
Brian K. Ratzan (2)	11,666	*
Jonathan D. Sokoloff (3)	15,450,000	4.8%
David J. West (2)	11,666	*
All directors, director nominees and executive officers as a group (16 individuals)	17,015,704	4.9%
Five Percent Holders:
Karman Topco L.P. (4)	208,750,000	65.5%
Conyers Park II Sponsor LLC (5)	18,483,333	5.8%

*	Less than 1%.

(1)

Unless otherwise noted, the business address of each of the following entities or individuals is c/o Advantage Solutions Inc., 15310 Barranca Parkway, Suite 100, Irvine, California 92618; provided, however, that the business address of each of Messrs. Kilts, West and Ratzan is c/o Conyers Park II Sponsor LLC, 999 Vanderbilt Breach Rd., Suite 601 Naples, Florida 34108.

(2)	Includes shares of Class A common stock granted pursuant to a restricted stock award that is scheduled to vest on May 24, 2022.
(3)

Consists of shares of Class A common stock that were purchased pursuant to a subscription agreement entered into with the Company in connection with the Merger Agreement, at a purchase price of $10.00 per share (the “PIPE Investment”) by Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P. (collectively, the “Green Funds”), including shares of Class A common stock that such Persons purchased related to redemptions in connection with the business combination. Voting and investment power with respect to the shares held by the Green Funds is shared among such Persons. Voting and investment power may also be deemed to be shared with certain affiliated entities and investors of such Persons, and may be deemed to be shared with Karman Coinvest L.P. (“Karman Coinvest”) and Karman II Coinvest LP (“Karman II Coinvest”) since Karman Coinvest and Karman II Coinvest may be offered the right to acquire a portion of the shares that was purchased in the PIPE Investment by the Green Funds. Karman Coinvest is jointly controlled and managed by an affiliate of Leonard Green & Partners, L.P. and an entity controlled by equity funds managed or advised by CVC Capital Partners. Messrs. Sokoloff and Flynn may be deemed to share voting and investment power with respect to such shares due to their positions with affiliates of the Green Funds, and each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Each of the foregoing entities’ and individuals’ address is Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(4)

The board of directors of Topco, currently consisting of Ms. Domier, Ms. Han and Messrs. Breitner, Flynn, Sokoloff and Nebesar, exercises voting and dispositive power with respect to these securities. No person or entity has the right to appoint a majority of Topco’s directors.

(5)

Includes 7,333,333 shares of Class A common stock which may be purchased by exercising warrants that are exercisable. There are five managers of the CP Sponsor’s board of managers, including James M. Kilts, David J. West and Brian K. Ratzan. Each manager has one vote, and the approval of three of the five members of the board of managers is required to approve an action of the CP Sponsor. Under the so-called “rule of three”, if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the CP Sponsor. Based upon the foregoing analysis, the CP Sponsor has determined that no individual manager of the CP Sponsor exercises voting or dispositive control over any of the securities held by the CP Sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

Topco

The following table sets forth information, as of April 1, 2022 regarding the beneficial ownership of the equity securities of Topco by:

•	each Named Executive Officer and director of the Company; and

•	all executive officers and directors of the Company, as a group.

As of April 1, 2022, Topco had four classes of equity securities: Common Series A Units, Common Series B Units, Common Series C Units (including Common Series C-2 Units), and Common Series D Units. For a description of the material differences between the classes of equity securities of Topco, see “Certain Relationships and Related Transactions, and Director Independence—Limited Partnership Agreement” on page 40 and Topco’s limited partnership agreement.

Percentage ownership of the Common Series A Units, Common Series B Units, Common Series C Units, Common Series C-2 Units and Common Series D Units of Topco in the table is based on 2,004,386.090

Common Series A Units, 84,117.319 Common Series B Units, 193,826.717 Common Series C Units (including 27,875.000 Common Series C-2 Units) and 30,000.000 Common Series D Units of Topco issued and outstanding as of April 1, 2022.

The amounts and percentages of units of Topco beneficially owned by each unitholder are determined on the basis of rules issued by the SEC. Under these rules, beneficial ownership includes any units as to which the individual or entity has sole or shared voting power or investment power and any units as to which the individual or entity has the right to acquire beneficial ownership within 60 days of April 1, 2022. In computing the number and percentage of units beneficially owned by an individual or entity, Common Series A Units of Topco, Common Series B Units of Topco Common Series C Units of Topco (including Common Series C-2 Units), and Common Series D Units of Topco subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 1, 2022 are considered outstanding, although these units are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Advantage Solutions Inc., 15310 Barranca Parkway, Suite 100, Irvine, California 92618. Each of the unitholders listed has sole voting and investment power with respect to the units beneficially owned by the unitholder unless noted otherwise, subject to community property laws where applicable.

	Beneficial ownership of Common Series A Units of Topco			Beneficial ownership of Common Series B Units of Topco			Beneficial ownership of Common Series C and C-2 Units of Topco			Beneficial ownership of Common Series D Units of Topco
Name and Principal Position	Number		Percent of Common Series A Units of Topco	Number		Percent of Common Series B Units of Topco	Number		Percent of Common Series C and C-2 Units of Topco	Number	Percent of Common Series D Units of Topco
Named Executive Officers and Directors
Tanya Domier	—		$—	14,199.392	(3)	16.9%	22,990.500	(6)	11.9%	—	—
Jill Griffin	—		—	3,211.044	(5)	3.8%	9,068.750	(8)	4.7%	—	—
Brian Stevens	—		—	4,376.209	(4)	5.2%	11,150.000	(7)	5.8%	—	—
Cameron Breitner	—		—	—		—	—		—	—	—
Tiffany Han	—		—	—		—	—		—	—	—
Timothy J. Flynn	792,500.000	(1)	39.5%	—		—	—		—	—	—
James M. Kilts	50,000.000	(2)	2.5%	—		—	—		—	30,000.000(10)	100.0%
Adam Nebesar	—		—	—		—	—		—	—	—
Brian K. Ratzan	—		—	—		—	—		—	—	—
Jonathan D. Sokoloff	792,500.000(1)		39.5%	—		—	—		—	—	—
David J. West	—		—	—		—	—		—	—	—
All directors and executive officers as a group (15 total)	842,500.00	(1)(2)	42.0%	21,786.645		25.9%	43,209.250	(9)	22.3%	30,000.000	100.0%

(1)

Represents Common Series A Units of Topco held by Green Equity Investors VI, L.P. and Green Equity Investors Side VI, L.P. (collectively, the “Green Funds”), LGP Associates VI-A LLC and LGP Associates VI-B LLC (collectively, “LGP Associates”), Karman Coinvest L.P. (“Karman Coinvest”), and Karman II Coinvest LP (“Karman II Coinvest”). Voting and investment power with respect to the units of Topco held by the Green Funds, LGP Associates, Karman Coinvest, and Karman II Coinvest is shared among such Persons. Voting and investment power may also be deemed to be shared with certain affiliated entities and investors of such Persons. Additionally, of the 792,500.000 Common Series A Units reported, 140,000.000 Common Series A Units are owned by Karman Coinvest, which is jointly controlled and managed by an affiliate of Leonard Green & Partners, L.P. and an entity controlled by equity funds managed or advised by CVC Capital Partners. Messrs. Sokoloff and Flynn may be deemed to share voting and investment power with respect to such units due to their positions with affiliates of the Green Funds, and each disclaims beneficial ownership of such units except to the extent of his pecuniary interest therein. Each of the foregoing entities’ and individuals’ address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.
(2)

Represents Common Series A Units of Topco held by Centerview Capital, L.P. and Centerview Employees, L.P. (collectively, the “Centerview Funds”). Mr. Kilts was a director of Topco and is a partner of Centerview Capital G.P. LLC, the managing adviser to the Centerview Funds. As such, Mr. Kilts may be deemed to beneficially own the Common Series A Units of Topco held by the Centerview Funds, and he disclaims beneficial ownership of such units. Mr. Kilt’s address is c/o Centerview Capital, L.P., 999 Vanderbilt Beach Rd., Suite 601, Naples, FL 34108.

(3)	Includes 14,199.392 Common Series B Units held by a trust, which Ms. Domier may be deemed to indirectly beneficially own.
(4)	Includes 4,376.209 Common Series B Units held by a trust (the “Stevens Trust”), which Mr. Stevens may be deemed to indirectly beneficially own.
(5)	Includes 3,211.044 Common Series B Units held by a Trust (the “Griffin Trust”), which Ms. Griffin may be deemed to indirectly beneficially own.
(6)

Includes 22,990.500 vested Common Series C Units that have been granted to Ms. Domier and excludes 11,663.500 Common Series C Units that have been granted to Ms. Domier but we expect to remain subject to certain vesting requirements as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity-Based Compensation” and elsewhere in our Annual Report on Form 10-K for the 2021 fiscal year.

(7)

Includes 6,150.000 vested Common Series C Units and 5,000.000 Common Series C-2 Units in each case held by the Stevens Trust, and excludes 2,050.000 Common Series C Units held by the Stevens Trust that have been granted to Mr. Stevens but we expect to remain subject to certain vesting requirements as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Equity-Based Compensation” and elsewhere in our Annual Report on Form 10-K for the 2021 fiscal year.

(8)

Includes 4,068.750 vested Common Series C Units and 5,000.000 Common Series C-2 Units held by the Griffin Trust and excludes 1,356.250 Common Series C Units held by the Griffin Trust that have been granted to Ms. Griffin but we expect to remain subject to certain vesting requirements as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Critical Accounting Policies and Estimates—Equity-Based Compensation” and elsewhere in our Annual Report on Form 10-K for the 2021 fiscal year.

(9)

Includes 33,209.250 Common Series C Units that have been granted to all directors and executive officers as a group and we expect to vest within 60 days of April 1, 2022 and 10,000.000 Common Series C-2 Units that have been granted to all directors and executive officers as a group, and excludes 15,069.750 Common Series C Units that have been granted to all directors and executive officers as a group but we expect to remain subject to certain vesting requirements as described in “Management’s Discussion, and Analysis of Financial Condition and Results of Operations —Critical Accounting Policies and Estimates—Equity-Based Compensation” and elsewhere in our Annual Report on Form 10-K for the 2021 fiscal year.

(10)

Represents Common Series D Units of Topco held by the Centerview Funds. Mr. Kilts was a director of Topco and is a partner of Centerview Capital G.P. LLC, the managing adviser to the Centerview Funds. As such, Mr. Kilts may be deemed to beneficially own the Common Series D Units of Topco held by the Centerview Funds, and he disclaims beneficial ownership of such units. Mr. Kilt’s address is c/o Centerview Capital, L.P., 999 Vanderbilt Beach Rd., Suite 601, Naples, FL 34108.

Equity Compensation Plan Information

Our 2020 Plan and the 2020 ESPP were approved by our stockholders. The following table provides certain information regarding our equity compensation plan as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)	(c)
Equity Compensation
Plans Approved by Securities Holders 2020 Plan	6,530,956	(1)	$9.20	43,320,483
2020 ESPP	238,136		—	12,164,104
Equity Compensation
Plans Not Approved by Securities Holders	—		—	—
Total	6,769,092		—	55,484,587

(1)

Includes (a) 6,269,632 shares of our Class A common stock issuable pursuant to RSUs and PSUs under our 2020 Plan assuming target achievement of any applicable performance conditions and (b) 261,324 shares of our Class A common stock issuable pursuant to stock options under our 2020 Plan. RSUs and PSUs each represent an unfunded, unsecured right to receive shares of our Class A common stock. The value of RSUs and PSUs varies directly with the price of our Class A common stock.

(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs and PSUs, which have no exercise price.

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2023 Annual Meeting must submit their proposals to the Company at the physical address provided below on or before February 24, 2023. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal to be eligible for inclusion in our 2023 proxy statement.

In accordance with our Bylaws, in order to be properly brought before the 2023 Annual Meeting, regardless of inclusion in our proxy statement, notice of a matter a stockholder wishes to present, including any director nominations, must be delivered to the Company at the physical address provided below, not less than 90 nor more than 120 days prior to the first anniversary date of this year’s annual meeting, which would be no earlier than January 25, 2023 and no later than February 24, 2023. If, however the date of the meeting is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary date of this year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 90 days prior to the 2023 Annual Meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or 10th day following the day on which public announcement of the date of such meeting is first made by the us. The stockholder must also provide all of the information required by our Bylaws.

Advantage Solutions Inc.

Corporate Secretary

15310 Barranca Parkway, Suite 100

Irvine, California 92618

HOUSEHOLDING

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Householding is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. Householding will continue until you are notified otherwise or you submit contrary instructions.

The Company will promptly deliver an additional copy of any such document to any stockholder who writes the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notice, proxy statement and annual report, you may contact us to request delivery of a single copy of these materials. Any such written request should be directed to the Company at the following physical address or email address:

Advantage Solutions Inc.

Corporate Secretary

15310 Barranca Parkway, Suite 100

Irvine, California 92618

Email: stockholder.relations@advantagesolutions.net

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC, is available to stockholders without charge upon written request directed to Investor Relations, 15310 Barranca Parkway, Suite 100, Irvine, California 92618 or by email at stockholder.relations@advantagesolutions.net. The Company makes available on or through our website free of charge our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

OTHER MATTERS

We do not presently know of any matters to be acted upon at the Annual Meeting other than the matters referred to in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

By order of the board of directors,

Bryce Robinson

General Counsel and Secretary

April 18, 2022

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET Go To: www.proxypush.com/ADV ● Cast your vote online ● Have your Proxy Card ready ● Follow the simple instructions to record your vote
PHONE Call 1-844-325-1107 ● Use any touch-tone telephone ● Have your Proxy Card ready ● Follow the simple recorded instructions
MAIL ● Mark, sign and date your Proxy Card ● Fold and return your Proxy Card in the postage-paid envelope provided

Advantage Solutions Inc.

Annual Meeting of Stockholders

For Stockholders as of record on April 1, 2022

TIME:	Wednesday, May 25, 2022 10:00 AM, Pacific Time
PLACE:	Annual Meeting to be held live via the Internet. Please visit www.proxydocs.com/ADV for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Jill Griffin (the “Named Proxy”) as the true and lawful attorney of the undersigned, with full power of substitution and revocation, and authorizes her to vote all the shares of capital stock of Advantage Solutions Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorney to vote in her discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In her discretion, the Named Proxy is authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxy cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Advantage Solutions Inc.

Annual Meeting of Stockholders

Please make your marks like this:	Ï	Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR PROPOSALS 1, 2 AND 3

BOARD OF
DIRECTORS
	PROPOSAL		YOUR VOTE		RECOMMENDS

1.	Election of Directors
		FOR	WITHHOLD
	1.01 James M. Kilts	☐	☐		FOR

	1.02 Robin Manherz	☐	☐		FOR

	1.03 Adam Nebesar	☐	☐		FOR

	1.04 Deborah Poole	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐	FOR

3.	To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/ADV

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date